UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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IDEX Corporation (Name of Registrant as Specified In Its Charter)
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1925 West Field Court, Suite 200

Lake Forest, IL 60045

March 17, 2017

Dear Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of IDEX Corporation (the Company) which will be held on Wednesday, April 26, 2017, at 9:00 a.m. Central Time, at the Westin Chicago North Shore, 601 North Milwaukee Avenue, Wheeling, Illinois 60090.

The following pages contain our notice of annual meeting and proxy statement. Please review this material for information concerning the business to be conducted at the 2017 Annual Meeting, including the nominees for election as directors.

This year, in accordance with the Securities and Exchange Commission’s rules for the electronic distribution of proxy materials, we have elected to provide access to our proxy materials and 2016 Annual Report on the Internet instead of mailing a full set of printed proxy materials. We believe that this process will provide you with prompt access to our proxy materials, lower our costs of printing and delivering proxy materials, and minimize the environmental impact of printing paper copies. You should have already received the Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials and vote. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials set forth on the Notice of Internet Availability of Proxy Materials. For further details, please refer to the section entitled Summary beginning on page 1 of the proxy statement.

Whether or not you plan to attend the 2017 Annual Meeting, it is important that your shares be represented. Please vote via telephone, the Internet or proxy card. If you own shares through a bank, broker or other nominee, please execute your vote by following the instructions provided by such nominee.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the Company.

Sincerely,

ANDREW K. SILVERNAIL

Chairman of the Board, President and

Chief Executive Officer

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Wednesday, April 26, 2017 at 9:00 a.m. Central Time
Place	Westin Chicago North Shore, 601 North Milwaukee Avenue, Wheeling, Illinois 60090
Agenda	1. Election of two members of the IDEX Board of Directors, each for a term of three years
2. Advisory vote to approve named executive officer compensation

3.     Advisory vote to approve the frequency (whether annual, biennial or triennial) with which stockholders of IDEX shall be entitled to have an advisory vote to approve named executive officer compensation

4. Ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm for 2017
5. To transact such other business as may properly come before the 2017 Annual Meeting or any adjournment or postponement thereof
Voting Recommendations	The Company’s Board of Directors recommends that you vote:
1. “FOR” all the director nominees
2. “FOR” the approval of the compensation of our named executive officers
3. “FOR” the approval to conduct an advisory vote on executive compensation every year
4. “FOR” the ratification of the appointment of Deloitte & Touche LLP
Proxy Voting

Your vote is important. You can vote your shares by Internet, by telephone, or by mail. Instructions for each of these methods and the control number that you will need are provided on the proxy card. If your shares are held in “street name” in a stock brokerage account, or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the 2017 Annual Meeting.

March 17, 2017	By Order of the Board of Directors
DENISE R. CADE Senior Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting

The Proxy Statement and 2016 Annual Report are available online at:

http://phx.corporate-ir.net/phoenix.zhtml?c=83305&p=irol-reportsAnnual

Page

SUMMARY	1

PROPOSAL 1 — ELECTION OF DIRECTORS	5

i

SUMMARY

IDEX Corporation (the Company or IDEX) has prepared this Proxy Statement in connection with the solicitation by the Company’s Board of Directors of proxies for the Annual Meeting of Stockholders to be held on Wednesday, April 26, 2017, at 9:00 a.m. Central Time, at the Westin Chicago North Shore, 601 North Milwaukee Avenue, Wheeling, Illinois 60090 (the Annual Meeting). The Company commenced distribution of, or otherwise made available, this Proxy Statement and the accompanying materials on March 17, 2017.

Who is entitled to vote at the Annual Meeting?

You are entitled to vote if you owned shares of IDEX’s Common Stock as of the close of business on March 1, 2017, the record date of the Annual Meeting. On the record date, a total of 76,326,261 shares of IDEX Common Stock were outstanding. Each share of Common Stock entitles its holder of record to one vote on each matter upon which votes are taken at the Annual Meeting. There is no cumulative voting. No other securities are entitled to be voted at the Annual Meeting.

How do I vote?

Even if you plan to attend the Annual Meeting in person, we encourage you to vote as soon as possible, using one of the methods listed below.

By Internet	By Telephone	By Mail	In Person
www.proxyvote.com Open until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions.	1-800-690-6903 Open until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.	Mark, sign and date your proxy card and return it in the postage-paid envelope or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717	If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously voted by Internet, telephone or mail.

If you vote by telephone or over the Internet, you should not mail your proxy card. If your completed proxy card or telephone or Internet voting instructions are received prior to the Annual Meeting, your shares will be voted in accordance with your voting instructions.

If your shares are held in “street name” (that is, they are held in the name of a broker, financial institution or other nominee), you will receive instructions with your materials that you must follow in order to have your shares voted. Please review your voting instruction form to determine whether you will be able to vote via the telephone or over the Internet.

What is a quorum for the Annual Meeting?

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of outstanding shares of Common Stock present in person or represented by proxy will constitute a quorum. The Company will appoint election inspectors to determine whether or not a quorum is present, and to tabulate votes cast by proxy or in person. Under certain circumstances, a broker or other nominee may have discretionary authority to vote shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote.

The election inspectors will treat directions to withhold authority, abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

What are the voting requirements?

Proposal	Vote Required	Effect of Broker Non-Votes	Effect of Abstentions
Election of Directors	“Plurality Plus” Standard	No effect	No effect
Advisory Vote on Executive Compensation	The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter	No effect	“Against”
Advisory Vote on Frequency of Advisory Votes on Executive Compensation	The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter	No effect	“Against”
Ratification of Auditors	The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter	No effect	“Against”

What is the “Plurality Plus” Standard?

The Company’s Corporate Governance Guidelines provide for a Plurality Plus Standard with respect to the election of directors. Any nominee who receives a greater number of withhold votes than affirmative votes in an uncontested election is required to submit an offer of resignation for consideration by the Nominating and Corporate Governance Committee of the Board of Directors within 90 days from the date of election.

The Nominating and Corporate Governance Committee must then consider all of the relevant facts and circumstances and recommend to the Board of Directors the action to be taken with respect to the offer of resignation.

How does the Company’s Board of Directors recommend that I vote?

The Company’s Board of Directors recommends that you vote:

1. FOR the election of the Company’s nominees as directors.

2. FOR the approval of the compensation of the Company’s named executive officers.

3. FOR the approval to conduct an advisory vote on executive compensation every year.

4. FOR approval of the ratification of the appointment of auditors.

What happens if I do not specify a choice for a matter when returning my proxy card?

If you sign and return your proxy card but do not give voting instructions, your shares will be voted as recommended by the Company’s Board of Directors, and in the discretion of the proxy holders as to any other business which may properly come before the Annual Meeting.

What can I do if I change my mind after I vote my shares?

You can revoke a proxy prior to the completion of voting at the Annual Meeting by:

1. Mailing a new proxy card with a later date.

2. Casting a new vote on the Internet or by telephone.

3. Sending a written notice of revocation addressed to Denise R. Cade, Senior Vice President, General Counsel and Corporate Secretary, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045.

4. Voting in person at the Annual Meeting.

If your shares are held in “street name,” please contact your broker, financial institution or other nominee and comply with the broker’s, financial institution’s or other nominee’s procedures if you want to change or revoke your previous voting instructions.

Who will solicit the proxies and who will pay the cost of this proxy solicitation?

The Company will bear the costs of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Board of Directors. Certain of the Company’s officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. These solicitations may be made by personal interview, telephone, email or facsimile transmission.

The Company has made arrangements with brokerage firms and other record holders of its Common Stock for the forwarding of proxy solicitation materials to the beneficial owners of that stock. The Company will reimburse those brokerage firms and others for their reasonable out-of-pocket expenses in connection with this work.

In addition, the Company has engaged Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut to assist in proxy solicitation and collection at a cost of $6,500, plus out-of-pocket expenses.

Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?

As permitted under rules of the Securities and Exchange Commission (SEC), we are making this Proxy Statement available to stockholders electronically via the Internet. We believe electronic delivery expedites receipt of our proxy materials by stockholders, while lowering the costs and reducing the environmental impact of the Annual Meeting.

If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials by mail unless you specifically request them. Instead, the Notice of Internet Availability will provide instructions as to how you may review the proxy materials and submit your voting instructions over the Internet.

If you receive the notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions in the Notice of Internet Availability for requesting a printed copy. In addition, the proxy card contains instructions for electing to receive proxy materials over the Internet or by mail in future years.

PROPOSALS TO BE VOTED ON AT THE 2017 ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation, as amended, provides for a three-class Board of Directors, with one class being elected each year for a term of three years. The Board of Directors currently consists of nine members, three of whom are Class I directors whose terms will expire at this year’s Annual Meeting, three of whom are Class II directors whose terms will expire at the Annual Meeting to be held in 2018, and three of whom are Class III directors whose terms will expire at the Annual Meeting to be held in 2019.

Overview of IDEX Board of Directors

Our Directors Exhibit:

High integrity

Loyalty to the Company and commitment to its success

Proven record of success

Knowledge of corporate governance and practices

Our Directors Bring to the Boardroom:

High level of leadership experience

Board Composition

Independent Directors: 8 of 9

Public Company Board Experience: 6 of 9

CEO Experience: 5 of 9

Average IDEX Board Tenure: 5.4 years

Number of Directors Currently Serving on

More Than Two Boards: 1

Specialized industry expertise Financial expertise Extensive knowledge of the Company

The Board of Directors has nominated two individuals for election as Class I directors to serve for a three-year term expiring at the Annual Meeting to be held in 2020, or upon the election and qualification of their successors. The nominees of the Board of Directors are Andrew K. Silvernail and Katrina L. Helmkamp, each of whom is currently serving as a director of the Company. Gregory F. Milzcik, the other current Class I director, has announced his retirement from the Board effective immediately following this year’s Annual Meeting, and thus is not standing for re-election.

The nominees and the directors serving in Class II and Class III whose terms expire in future years and who will continue to serve after the Annual Meeting are listed below with brief statements setting forth their present principal occupations and other information, including any directorships in other public companies, and their particular experiences, qualifications, attributes and skills that lead to the conclusion they should serve as a director. If for any reason any of the nominees are unavailable to serve, proxies solicited hereby may be voted for a substitute. The Board of Directors, however, expects the nominees to be available.

Our Board of Directors recommends that you vote FOR the election of each of the 2017 director nominees

2017 DIRECTOR NOMINEES

Andrew K. Silvernail Age: 46 Director since August 2011 Chairman, President and Chief Executive Officer	Mr. Silvernail was appointed Chairman of the Board effective January 1, 2012. Mr. Silvernail has served as President and Chief Executive Officer and a director of the Company since August 10, 2011. Prior to his appointment as President and Chief Executive Officer, Mr. Silvernail served since January 2011 as Vice
President Group Executive of the Company’s Health & Science Technologies, Global Dispensing and Fire & Safety/Diversified Products business segments. From February 2010 to December 2010, Mr. Silvernail was Vice President Group Executive of the Company’s Health & Sciences Technologies and Global Dispensing business segments. Mr. Silvernail joined IDEX in January 2009 as Vice President Group Executive of Health & Science Technologies.

Mr. Silvernail’s relevant experience with engineering and technology industries in general, together with his extensive management experience, led to the conclusion that he should serve on the Board of Directors.

Mr. Silvernail received his bachelor of science degree in government from Dartmouth College and his masters of business administration degree from Harvard University.

Mr. Silvernail is a director of Stryker Corporation.

Katrina L. Helmkamp Age: 51 Director since November 2015 Independent Committees: Compensation Nominating and Corporate Governance	Ms. Helmkamp has served as Chief Executive Officer of Lenox Corporation since November 2016. Previously, Ms. Helmkamp served as Chief Executive Officer of SVP Worldwide from 2010 through 2014, and as Senior Vice President, North America Product for Whirlpool Corporation from 2008 to 2010.

Ms. Helmkamp’s operating leadership skills and her experience across multiple markets and technologies led to the conclusion that she should serve on the Board of Directors. During her time at SVP Worldwide and Whirlpool Corporation, Ms. Helmkamp was responsible for managing the operations and profitability of global businesses that derived a substantial portion of their revenues from outside of the United States.

In addition, Ms. Helmkamp successfully oversaw numerous new product development and technology initiatives, including the launch of new products and service categories with improved margins and quality. Ms. Helmkamp also has significant mergers and acquisitions experience, both in identifying and evaluating potential targets, as well as leading post-acquisition integration activities.

Ms. Helmkamp received her bachelor of science degree in industrial engineering and her masters of business administration from Northwestern University.

OTHER INCUMBENT DIRECTORS

Class II: Three-Year Term Expires in 2018

William M. Cook Age: 63 Director since February 2008 Independent Committees: Audit

Mr. Cook is our Lead Director. He served as Chairman of the Board of Donaldson Company, Inc. from prior to 2009 to April 2016. Mr. Cook retired as the President and Chief Executive Officer of Donaldson in April 2015, having served since prior to 2009.

Mr. Cook’s strong business and

organizational leadership skills and his relevant experience in technology industries led to the conclusion that he should serve on the Board of Directors. Throughout his 35-year career at Donaldson, a technology-driven global company that manufactures filtration systems designed to remove contaminants from air and liquids, Mr. Cook served in several senior executive positions, and was elected as a director in 2004.

Mr. Cook received a bachelor of science degree in business administration and a master of business administration degree from Virginia Polytechnic Institute and State University.

Mr. Cook is a director of Valspar Corporation and Neenah Paper, Inc.

Cynthia J. Warner Age: 58 Director since February 2013 Independent Committees: Compensation Nominating and Corporate Governance	Ms. Warner has been Executive Vice President, Operations for Tesoro Corporation since August 2016. Prior to that, Ms. Warner served as Tesoro’s Executive Vice President, Strategy and Business Development, since October 2014. From 2012 to 2014, Ms. Warner was Chairman and Chief Executive Officer of Sapphire Energy, Inc. From

2009 to 2011, Ms. Warner was Chairman and President of Sapphire Energy. Prior to 2009, Ms. Warner was Group Vice President, Global Refining, BP plc.

Ms. Warner’s operating leadership skills, international experience and extensive experience in the energy, refining and transportation industries led to the conclusion that she should serve on the Board of Directors. During her 25 years at BP and Amoco, Inc., Ms. Warner gained significant knowledge of the global energy industry and served in numerous leadership roles, including overseeing BP’s Global Refining business and its Health Safety Security Environment, with a consistent record of success in coordinating the operations of thousands of employees across BP’s global facilities.

In her role as Chief Executive Officer of Sapphire Energy, an alternative energy venture, Ms. Warner had oversight responsibility for the raising of substantial investment capital and the successful completion of a new demonstration facility for the company.

Ms. Warner received a bachelor of engineering degree in chemical engineering from Vanderbilt University and a masters of business administration degree from Illinois Institute of Technology.

Mark A. Buthman Age: 56 Director since April 2016 Independent Committees: Audit	Mr. Buthman retired from Kimberly-Clark Corporation in 2015, where he was Executive Vice President and Chief Financial Officer from January 2003 to April 2015. During his 33-year career at Kimberly-Clark, Mr. Buthman held a wide range of leadership roles and was part of an executive team that created more than $20 billion in shareholder value since the end of 2002.

Mr. Buthman’s experience as a Chief Financial Officer of a Fortune 150 company with significant international operations and as a public company director makes him a tremendous asset to IDEX. Mr. Buthman is a disciplined financial leader with a track record of allocating capital in shareholder-friendly ways and his insight is extremely valuable to our Board and management.

Mr. Buthman graduated from the University of Iowa with a degree in finance and business.

Mr. Buthman is a director of West Pharmaceutical Services, Inc.

Class III: Three-Year Term Expires in 2019

Ernest J. Mrozek Age: 63 Director since July 2010 Independent Committees: Audit (Chairman)

Mr. Mrozek served as Vice Chairman and Chief Financial Officer of The ServiceMaster Company until his retirement in March 2008.

Mr. Mrozek’s strategic and operating leadership skills, his extensive experience and expertise in the business services industry and his financial reporting expertise led to the conclusion that he should serve on the Board of Directors. Through over 20 years of executive experience in various senior positions in general management, operations and finance at ServiceMaster, a residential and commercial service company, Mr. Mrozek developed extensive knowledge of the business services industry and gained valuable financial expertise and experience in mergers and acquisitions.

Prior to joining ServiceMaster in 1987, Mr. Mrozek spent 12 years in public accounting with Arthur Andersen & Co. Mr. Mrozek has also acquired substantial experience in corporate governance as a director on the boards of several public and private companies.

Mr. Mrozek received a bachelor of science degree in accountancy with honors from the University of Illinois and is a certified public accountant, on inactive status.

Mr. Mrozek is a director of G&K Services, Inc.

David C. Parry Age: 63 Director since December 2012 Independent Committees: Compensation Nominating and Corporate Governance (Chairman)

Mr. Parry has served as Vice Chairman
of Illinois Tool Works Inc. (ITW) since 2010.
From prior to 2009 until 2010, Mr. Parry was Executive Vice President of
ITW with responsibility for the
Polymers and Fluids Group.

Mr. Parry’s strategic and operating
leadership skills and global commercial

perspective gained from over 30 years of international business leadership experience, his significant acquisition experience and his extensive expertise in the industrial products manufacturing industry led to the conclusion that he should serve on the Board of Directors. During 18 years of executive and management experience in various senior management positions at ITW, a multinational manufacturer of a diversified range of industrial products and equipment, Mr. Parry has successfully grown the operations and profitability of multiple business units and helped ITW complete numerous acquisitions.

Prior to joining ITW in 1994, Mr. Parry spent 17 years in various executive and management positions at Imperial Chemical Industries, which at the time was one of the largest chemical producers in the world.

Mr. Parry received a bachelor of science degree in chemistry, a master of science degree in chemistry and a Ph.D. in polymer chemistry from Victoria University of Manchester, Manchester, England.

Mr. Parry is a director of Celanese Corporation.

Livingston L. Satterthwaite Age: 56 Director since April 2011 Independent Committees: Compensation (Chairman) Nominating and Corporate Governance

Mr. Satterthwaite has served as
President of Cummins Distribution
Business, a unit of Cummins, Inc.,
since April 2015. Prior to that,
Mr. Satterthwaite served as President
of Cummins Power Generation from
June 2008 to April 2015.

Mr. Satterthwaite’s business leadership

and sales skills, international experience and extensive experience in industrial manufacturing led to the conclusion that he should serve on the Board of Directors. Since joining Cummins in 1988, Mr. Satterthwaite has held various positions at Cummins Power Generation and other divisions of Cummins, including 14 years in managerial and sales positions in the United Kingdom and Singapore.

Prior to joining Cummins, Mr. Satterthwaite spent four years at Schlumberger Limited, an oil field services provider, as a general field engineer.

Mr. Satterthwaite received a bachelor of science degree in civil engineering from Cornell University and a master in business administration degree from Stanford University.

CORPORATE GOVERNANCE

Framework for Corporate Governance

The Board of Directors has the ultimate authority for the management of the Company’s business. The Corporate Governance Guidelines, the charters of the Board committees, the Code of Business Conduct and Ethics, and the Standards for Director Independence provide the framework for the governance of the Company. Copies of the current Corporate Governance Guidelines, the charters of the Board committees, the Code of Business Conduct and Ethics, and the Standards for Director Independence are available under the Investor Relations links on the Company’s website at www.idexcorp.com.

Corporate Governance Guidelines and Code

of Business Conduct and Ethics

The Corporate Governance Guidelines address matters such as election of directors, size and retirement age for the Board, Board composition and membership criteria, the role and responsibilities of the Board, director compensation, share ownership guidelines, and the frequency of Board meetings (including meetings to be held without the presence of management).

The Code of Business Conduct and Ethics sets forth the guiding principles of business ethics and certain legal requirements applicable to all of the Company’s employees and directors.

Director Independence

The Board has adopted standards for determining whether a director is independent. These standards are based upon the listing standards of the New York Stock Exchange (NYSE) and applicable laws and regulations, and are available on the Company’s website as described above. The Board also reviewed commercial relationships between the Company and organizations with which directors were affiliated by service as an executive officer. The relationships with these organizations involved

the Company’s sale or purchase of products or services in the ordinary course of business that were made on arm’s-length terms and other circumstances that did not affect the relevant directors’ independence under applicable law and NYSE listing standards.

The Board has affirmatively determined, based on these standards and after considering the relationships described immediately above, that the following directors are independent: Messrs. Buthman, Cook, Milzcik1, Mrozek, Parry and Satterthwaite, and Mss. Helmkamp and Warner. The Board has also determined that Mr. Silvernail is not independent because he is the Chairman of the Board, President and Chief Executive Officer of the Company. The Board has also determined that all Board standing committees are, and throughout fiscal year 2016 were, composed entirely of independent directors.

Director Nominations

The Board believes that maintaining a diverse membership with varying backgrounds, skills, expertise and other differentiating personal characteristics promotes inclusiveness, enhances the Board’s deliberations and enables the Board to better represent all of the Company’s constituents. Accordingly, the Board is committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, skills and experiences as part of each Board search the Company conducts. The Board considers the following in selecting nominees for the Board:

Experience (in one or more of the following):

•	high level leadership experience in business or administrative activities;

•	specialized expertise in the industries in which the Company competes;

•	financial expertise;

[1]	Mr. Milzcik is retiring from the Board immediately following the Annual Meeting.

•	breadth of knowledge about issues affecting the Company;

•	ability and willingness to contribute special competencies to Board activities; and

•	expertise and experience that is useful to the Company and complementary to the background and experience of other Board members, so that an optimal balance and diversity of Board members may be achieved and maintained.

Personal attributes and characteristics:

•	personal integrity;

•	loyalty to the Company and concern for its success and welfare, and willingness to apply sound independent business judgment;

•	awareness of a director’s vital part in the Company’s good corporate citizenship and corporate image;

•	time available for meetings and consultation on Company matters; and

•	willingness to assume fiduciary responsibilities.

Qualified candidates for membership on the Board shall not be discriminated against with regard to age, race, color, religion, sex, ancestry, national origin, sexual orientation or disability. In the past, the Company has engaged executive search firms to help identify and facilitate the screening and interviewing of director candidates. Any search firm retained by the Company to find director candidates is instructed to take into account all of the considerations used by our Nominating and Corporate Governance Committee, including diversity. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate is suitable to be a director. The Committee may also ask the candidate to meet with other members of the Board.

If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board appointment or election of that candidate. Annually, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the slate of directors for nomination for election at the annual meeting of stockholders.

Board Leadership

The Company’s Bylaws permit the Board to select its Chairman in the manner it determines to be most appropriate. The Corporate Governance Guidelines provide that, if the Chairman of the Board is not the Chief Executive Officer, and is an independent director, there shall be no Lead Director. If the Chairman of the Board is the Chief Executive Officer or is not an independent director, the independent directors shall elect an independent Lead Director.

William M. Cook has served as Lead Director since immediately following the 2015 Annual Meeting. The responsibilities of the Lead Director include:

•	coordinating the activities of the independent directors;

•	reviewing the Board meeting agendas and providing the Chairman with input on the agendas;

•	preparing the agendas for executive sessions of the independent directors and chairing those sessions;

•	facilitating communications between the Chairman and other members of the Board; and

•	coordinating the performance evaluation of the Chief Executive Officer.

The independent non-management directors of the Board meet separately as a group at every regularly scheduled Board meeting. The Lead Director generally presides at these non-management executive sessions. During 2016, the Board held eight meetings.

The Board believes that its current leadership structure provides independent board leadership and engagement while deriving the benefit of having the Chief Executive Officer also serve as Chairman of the Board.

The Chief Executive Officer, as the individual with primary responsibility for managing the Company’s day-to-day operations, is best positioned to chair regular Board meetings and to oversee discussion on business and strategic issues. Coupled with the existence of a Lead Director and regular executive sessions of the non-management directors, this structure provides independent oversight, including risk oversight, while facilitating the exercise of the Board’s responsibilities.

During 2016, each director attended more than 75% of the aggregate number of meetings of the Board and of committees of the Board of which he or she was a member. The Company encourages its directors to attend the annual meeting of stockholders but has no formal policy with respect to that attendance. All of the directors attended the 2016 Annual Meeting of Stockholders.

Risk Oversight

The Board of Directors oversees an annual assessment of enterprise risk exposure, and the management of such risk, conducted by the Company’s executives.

When assessing enterprise risk, the Board focuses on the achievement of organizational objectives, including strategic objectives, to improve long-term performance and enhance stockholder value. Direct oversight allows the

Board to assess management’s inclination for risk, to determine what constitutes an appropriate level of risk for the Company and to discuss with management the means by which to control risk.

Executive Officers

The Board selects the Company’s executive officers, delegates responsibilities for the conduct of the Company’s operations to those officers, and monitors their performance.

Communications with Our Board

Stockholders and other interested parties may contact the Board and the directors by writing to Denise R. Cade, Senior Vice President, General Counsel and Corporate Secretary, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045. Inquiries sent by mail will be reviewed, sorted and summarized by Ms. Cade before they are forwarded to any director.

BOARD COMMITTEES

Important functions of the Board are performed by committees comprised of members of the Board. There are three standing committees of the Board: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee has a written charter that is available on the Company’s website as described above.

Subject to applicable provisions of the Company’s Bylaws and based on the recommendations of the Nominating and Corporate Governance Committee, the Board as a whole appoints the members of each committee each year at its first meeting. The Board may, at any time, appoint or remove committee members or change the authority or responsibility delegated to any committee, subject to applicable law and NYSE listing standards.

The following table summarizes the current membership of the committees of the Board. Mr. Buthman joined the Audit Committee following his appointment to the Board in April 2016.

Director	Audit Committee[2]	Compensation Committee	Nominating and Corporate Governance Committee
Mark A. Buthman	Ö
William M. Cook	Ö
Katrina L. Helmkamp		Ö	Ö
Gregory F. Milzcik	Ö
Ernest J. Mrozek	Ö
David C. Parry		Ö	Ö
Livingston L. Satterthwaite		Ö	Ö
Cynthia J. Warner		Ö	Ö

Audit Committee

Pursuant to its charter, the Audit Committee has the authority and responsibility to:

•	monitor the integrity of the Company’s financial statements, financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	monitor the qualifications, independence and performance of the Company’s independent auditor and monitor the performance of the Company’s internal audit function;

•	hire and fire the Company’s independent auditor and approve any audit and non-audit work performed by the independent auditor;

•	provide an avenue of communication among the independent auditor, management and the Board;

2 Mr. Milzcik is retiring from the Board immediately following the Annual Meeting.

•	prepare the audit committee report that SEC rules require to be included in the Company’s annual proxy statement; and

•	administer the Company’s Related Person Transactions Policy (described further below).

While the Board of Directors has the ultimate oversight responsibility for the risk management process, the Audit Committee focuses on financial risk management and exposure, and legal compliance. The Audit Committee receives an annual risk assessment report from the Company’s internal auditors and reviews and discusses the Company’s financial risk exposures and the steps management has taken to monitor, control and report those exposures.

The Board has determined that each of Messrs. Buthman, Cook, Milzcik and Mrozek is an “audit committee financial expert,” as defined by SEC rules, and is independent, as defined by the NYSE listing standards.

The Audit Committee has adopted a written Related Person Transactions Policy regarding the review, approval and ratification of transactions with related persons. All related person transactions are approved by the Audit Committee. If the transaction involves a related person who is an Audit Committee member or immediate family member of an Audit Committee member, that Audit Committee member will not be included in the deliberations regarding approval. In approving the transaction, the Audit Committee must determine that the transaction is fair and reasonable to the Company. At the first Audit Committee meeting of each calendar year, or a subsequent meeting if the Audit Committee so chooses, the Audit Committee reviews any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $10,000. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the Audit

Committee determines if it is in the best interests of the Company and its stockholders to continue, modify or terminate any such related person transactions.

During 2016, the Audit Committee held eleven meetings.

Compensation Committee

The Compensation Committee’s primary duties and responsibilities are to:

•	establish the Company’s compensation philosophy and structure the Company’s compensation programs to be consistent with that philosophy;

•	establish the compensation of the Chief Executive Officer and other senior officers;

•	develop and recommend to the Board compensation for the directors; and

•	prepare the compensation committee report the rules of the SEC require to be included in the Company’s annual proxy statement.

To assist the Compensation Committee in discharging its responsibilities, the Compensation Committee retained Frederic W. Cook & Co., Inc. (F.W. Cook) to act as an outside consultant. F.W. Cook is engaged by, and reports directly to, the Compensation Committee.

The Compensation Committee has reviewed the nature of the relationship between itself and F.W. Cook, including all personal and business relationships between the committee members, F.W. Cook and the individual compensation consultants who provide advice to the Compensation Committee. Based on its review, the Compensation Committee did not identify any actual or potential conflicts of interest in F.W. Cook’s engagement as an independent consultant.

F.W. Cook works with the Compensation Committee and management to structure the

Company’s compensation programs and evaluate the competitiveness of its executive compensation levels. F.W. Cook’s primary areas of assistance to the Compensation Committee are:

•	analyzing market compensation data for all executive positions;

•	advising on the structure of the Company’s compensation programs;

•	advising on the terms of equity awards;

•	assessing the relationship between named executive officer compensation and Company financial performance;

•	reviewing the risk associated with the Company’s compensation programs; and

•	reviewing materials to be used in the Company’s annual proxy statement.

F.W. Cook periodically provides the Compensation Committee and management market data on a variety of compensation-related topics. The Compensation Committee authorized F.W. Cook to interact with the Company’s management, as needed, on behalf of the Compensation Committee, to obtain or confirm information.

During 2016, Ms. Helmkamp, Mr. Parry, Mr. Satterthwaite and Ms. Warner served as members of the Compensation Committee. None of these directors (i) was an officer or employee of the Company or any of its subsidiaries during 2016, (ii) was formerly an officer of the Company or any of its subsidiaries, or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended. There were no relationships between the Company’s executive officers and the members of the Compensation Committee that require disclosure under Item 407(e)(4) of Regulation S-K.

During 2016, the Compensation Committee held six meetings.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary purpose and responsibilities are to:

•	develop and recommend to the Board corporate governance principles and a code of business conduct and ethics;

•	develop and recommend criteria for selecting new directors;

•	identify individuals qualified to become directors consistent with criteria approved by the Board, and recommend to the Board such individuals as nominees to the Board for its approval;

•	make recommendations to the Board regarding any director who submits an offer of resignation by reason of the plurality plus voting standard under the Company’s Corporate Governance Guidelines;

•	screen and recommend to the Board individuals qualified to become Chief Executive Officer in the event of a vacancy and any other senior officer whom the committee may wish to approve; and

•	oversee evaluations of the Board, individual Board members and Board committees.

It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s stockholders in accordance with the procedures described under “STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2018 ANNUAL MEETING” below. Stockholder nominees who are nominated in accordance with these procedures will be given the same consideration as nominees for director from other sources.

During 2016, Ms. Helmkamp, Mr. Parry, Mr. Satterthwaite and Ms. Warner served as members of the Nominating and Corporate Governance Committee.

During 2016, the Nominating and Corporate Governance Committee held three meetings.

COMPENSATION OF DIRECTORS

The objectives of our director compensation program are to attract highly-qualified individuals to serve on our Board of Directors and to align our directors’ interests with the interests of our stockholders. The Compensation Committee reviews the program at least annually to ensure that it continues to meet these objectives.

The Company believes that to attract and retain qualified directors, pay levels should be targeted at the 50th percentile (or median) of pay levels for directors at comparable companies. From time to time, the Compensation Committee, with the assistance of F.W. Cook, evaluates the competitiveness of director compensation. The primary reference point for the determination of market pay is the peer group of companies. For 2016, the peer group used in this analysis was the same peer group used for the Company’s executive compensation analysis.

For further details on this topic, refer to “Use of Market Data” under “Setting Executive Compensation” in the Compensation Discussion and Analysis below. Market composite data derived from pay surveys available to F.W. Cook and to the Company is also used.

Our director compensation for 2016 was as follows:

Annual Retainer and Meeting Fees	$ 85,000
Committee Chair Retainer
Audit Committee	$ 15,000
Compensation Committee	$ 10,000
Nominating and Corporate Governance Committee	$ 8,000
Lead Director Fees
Annual Retainer	$ 15,000
Annual Equity Grant	$ 15,000
Restricted Stock Units	100% of Value
Value of Equity Grants Upon Initial Election to the Board	Pro-rated annual grant
Restricted Stock Units	100% of Value
Value of Annual Equity Grants	$ 120,000
Restricted Stock Units	100% of Value

Equity Grants

Equity grants upon initial election to the Board of Directors are made on the date of appointment. Annual equity grants are made on the first regularly scheduled meeting of the Board held each year. All grants are structured to provide 100% of the expected value in the form of restricted stock unit awards, and are made under the IDEX Corporation Incentive Award Plan (Incentive Award Plan).

The restricted stock units vest in full on the earliest of the third anniversary of the grant, retirement, failure of the director to be re-elected to the Board, or a change in control of the Company. The restricted stock units are non-transferable until the recipient is no longer serving as a director, and are subject to forfeiture if the director terminates service as a director for reasons other than death, disability, retirement, or failure to be re-elected to the Board.

Since the start of 2015, directors have had the ability to defer payment of all or a portion of their annual equity grant.

Directors Deferred Compensation Plan

Under the Company’s Directors Deferred Compensation Plan, directors are permitted to defer their cash compensation as of the date their compensation would otherwise be payable. In general, directors must make elections to defer fees payable during a calendar year by the end of the preceding calendar year. Newly elected directors have up to 30 days to elect to defer future fees.

All amounts deferred are recorded in a memorandum account for each director and are credited or debited with earnings or losses as if such amounts had been invested in an interest-bearing account or certain mutual funds, at the option of the director. The deferred compensation credited to the interest-bearing account is adjusted on at least a quarterly basis with hypothetical earnings equal to the lesser of the Barclays Capital Long Term Bond AAA — Corporate Bond Index as of the first business day in November of the calendar year preceding the year for which the earnings are to be credited or 120% of the long-term applicable federal rate (AFR) as of the first business day in November.

In accordance with SEC rules, no earnings on deferred compensation are shown in the Director Compensation table below because no “above market” rates were earned on deferred amounts in 2016. Directors must elect irrevocably to receive the deferred funds either in a lump sum or in equal annual installments of up to 10 years, and to begin receiving distributions either at termination of Board service or at a future specified date.

If a director should die before all amounts credited under the Directors Deferred Compensation Plan have been paid, the unpaid balance in the participating director’s account will be paid to the director’s beneficiary. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets.

Stock Ownership Guidelines

Non-management directors are subject to stock ownership guidelines. Non-management directors must comply with the guidelines within five years of their initial election to the Board. The guidelines dictate that all non-management directors must purchase or acquire shares of the Company’s Common Stock having an aggregate value at the time of purchase or acquisition equal to five times the current annual retainer.

As of December 31, 2016, all directors were either in compliance with the ownership guidelines or were proceeding towards meeting the ownership guidelines within the applicable five-year period.

2016 Director Compensation

The following table summarizes the total compensation earned in 2016 for the Company’s non-management directors. Mr. Silvernail receives no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	All Other Compensation (3)	Total
Mark A. Buthman	$63,750	$104,722	$—	$168,472
William M. Cook	100,000	135,000	10,000	245,000
Katrina L. Helmkamp	85,000	120,000	—	205,000
Gregory F. Milzcik	85,000	120,000	10,000	215,000
Ernest J. Mrozek	100,000	120,000	10,000	230,000
David C. Parry	93,000	120,000	10,000	223,000

Livingston L. Satterthwaite	95,000	120,000	—	215,000
Cynthia J. Warner	85,000	120,000	—	205,000

(1)	Reflects the aggregate grant date fair value in accordance with FASB ASC Topic 718 using the assumptions set forth in the footnotes to financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, assuming no forfeitures.
(2)	The following table provides information on the restricted stock, restricted stock units and stock option awards held by the Company’s non-management directors and the value of those awards as of December 31, 2016. All outstanding awards are in or exercisable for shares of the Company’s Common Stock.

Directors’ Outstanding Equity Awards at 2016 Fiscal Year End

					Option Awards				Stock Awards
					Number of Securities Underlying Unexercised Options				Number of Shares or Units of Stock that Have Not Vested (b)	Market Value of Shares or Units of Stock that Have Not Vested ($) (c)
Name	Grant Date	Type	# Shares	Shares Exercised	Exercisable (a)	Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date
Mark A. Buthman									1,290	116,177
William M. Cook	04/08/08	NQSO	3,375	0	3,375	0	32.95	04/08/2018	4,920	443,095
	02/24/09	NQSO	2,250	0	2,250	0	19.98	02/24/2019
	02/23/10	NQSO	4,080	0	4,080	0	30.82	02/23/2020
	02/22/11	NQSO	3,190	0	3,190	0	40.89	02/22/2021
	02/21/12	NQSO	3,530	0	3,530	0	42.86	02/21/2022
	02/15/13	NQSO	3,075	0	3,075	0	50.45	02/15/2023
Katrina L. Helmkamp									2,025	182,372
Gregory F. Milzcik									4,530	407,972
Ernest J. Mrozek	07/01/10	NQSO	6,650	0	6,650	0	28.20	07/01/2020	4,530	407,972
	02/22/11	NQSO	3,190	0	3,190	0	40.89	02/22/2021
	02/21/12	NQSO	3,530	0	3,530	0	42.86	02/21/2022
	02/15/13	NQSO	3,075	0	3,075	0	50.45	02/15/2023
David C. Parry	12/06/12	NQSO	4,930	0	4,930	0	45.08	12/06/2022	4,530	407,972
	02/15/13	NQSO	3,075	0	3,075	0	50.45	02/15/2023
Livingston L. Satterthwaite	04/05/11	NQSO	4,800	0	4,800	0	45.16	04/05/2021	4,530	407,972
	02/21/12	NQSO	3,530	0	3,530	0	42.86	02/21/2022
	02/15/13	NQSO	3,075	0	3,075	0	50.45	02/15/2023
Cynthia J. Warner	02/15/13	NQSO	4,610	0	4,610	0	50.45	02/15/2023	4,530	407,972

(a)	All options expire on the 10th anniversary of the grant date.
(b)	See footnote 1 to table under “SECURITY OWNERSHIP” below for vesting provisions.
(c)	Determined based upon the closing price of the Company’s Common Stock on December 31, 2016.
(3)	Reflects matching gifts of up to $10,000 per year directed to Internal Revenue Code 501(c)(3) tax-exempt, non-profit organizations under the IDEX Corporation Matching Gift Program.

SECURITY OWNERSHIP

The following table furnishes information as of March 1, 2017, except as otherwise noted, with respect to shares of the Company’s Common Stock beneficially owned by (i) each director and nominee for director, (ii) each officer named in the Summary Compensation Table, (iii) directors, nominees and executive officers of the Company as a group, and (iv) any person who is known by the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock.

Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. Under SEC rules, the number of shares shown as beneficially owned includes shares of Common Stock subject to options that are exercisable currently or will be exercisable within 60 days of March 1, 2017. Shares of Common Stock subject to options that are exercisable within 60 days of March 1, 2017, are considered to be outstanding for the purpose of determining the percentage of shares held by a holder, but not for the purpose of computing the percentage held by others. An * indicates ownership of less than one percent of the outstanding Common Stock.

For purposes of the following table, the address for each of the directors, nominees for director and executive officers of the Company is c/o 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Directors and Nominees (other than Named Executive Officers):
Mark A. Buthman(1)	2,580	*
William M. Cook(1)	32,358	*
Katrina L. Helmkamp(1)	3,315	*
Gregory F. Milzcik(1)	9,980	*
Ernest J. Mrozek(1)	26,030	*
David C. Parry(1)	16,085	*
Livingston L. Satterthwaite(1)	20,407	*
Cynthia J. Warner(1)	11,695	*
Named Executive Officers:
Andrew K. Silvernail(2)(3)	373,858	*
Michael J. Yates(2)(3)	104,584	*
Heath A. Mitts(2)	0	*
Eric D. Ashleman(2)(3)	59,452	*
Denise R. Cade(2)(3)	7,444	*
Daniel J. Salliotte(2)(3)	62,853	*
Directors, Nominees and All Executive Officers as a Group: (17 persons)(4)	785,494	1.0%
Other Beneficial Owners:
T. Rowe Price Associates, Inc.(5)	8,193,262	10.7%
100 East Pratt Street, Baltimore, MD 21202
BlackRock Inc.(6)	6,044,747	7.9%
55 East 52nd Street New York, NY 10055
Capital World Investors(7)	5,977,829	7.8%
333 South Hope Street, Los Angeles, CA 90071
The Vanguard Group(8)	5,918,426	7.8%
100 Vanguard Blvd. Malvern, PA 19355
Eaton Vance Management(9)	4,432,589	5.8%
2 International Place Boston, MA 02110

(1)	Includes 16,125, 16,445, 8,005, 11,405 and 4,610 shares under exercisable options for Messrs. Cook, Mrozek, Parry and Satterthwaite, and Ms. Warner, respectively. Ms. Helmkamp and Messrs. Buthman and Milzcik do not have any options. Includes 1,405 restricted stock units issued to each of Messrs. Milzcik, Parry and Satterthwaite and Ms. Warner on February 20, 2015, which vest on February 20, 2018 (except for Mr. Satterthwaite as he elected to defer vesting); 1,595 restricted stock units issued to Mr. Cook on February 20, 2015, which vest on February 20, 2018; 415 restricted stock units issued to Ms. Helmkamp on November 5, 2015, which vest on November 5, 2018; 1,610 restricted stock units issued to each of Ms. Helmkamp and Messrs. Milzcik, Mrozek, Parry and Satterthwaite and Ms. Warner on February 19, 2016, which vest on February 19, 2019 (except for Ms. Helmkamp and Mr. Satterthwaite, who each elected to defer vesting); 1,810 restricted stock units issued to Mr. Cook on February 19, 2016, which vest on February 19, 2019; 1,290 restricted stock units issued to Mr. Buthman on April 6, 2016, which vest on April 6, 2019; 1,290 restricted stock units issued to each of Ms. Helmkamp and Messrs. Buthman, Mrozek, Parry and Satterthwaite and Ms. Warner on February 22, 2017, which vest on February 22, 2020 (except for Messrs. Buthman and Satterthwaite, who each elected to defer vesting); and 1,450 restricted stock units issued to Mr. Cook on February 22, 2017, which vest on February 22, 2020. The restricted shares and restricted stock units held by Messrs. Buthman and Cook, Ms. Helmkamp, Messrs. Milzcik, Mrozek, Parry, and Satterthwaite, and Ms. Warner may vest earlier than the dates indicated above upon a change in control of the Company, retirement, or failure to be re-elected to the Board. All shares of restricted stock and restricted stock units are eligible for dividends.
(2)	Includes 281,744, 37,834, 5,324, 31,091 and 80,699 shares under exercisable options for Messrs. Silvernail and Ashleman and Ms. Cade and Messrs. Salliotte and Yates, respectively. Mr. Mitts does not have any options.
(3)	Includes shares of restricted stock awarded by the Company as set forth in the following table. All shares of restricted stock are eligible for dividends and shall vest provided that the executive is employed on the vesting date(s). The restricted shares may vest earlier than the dates indicated below upon a change in control of the Company and certain other events. See “Outstanding Equity Awards at 2016 Fiscal Year End” under “EXECUTIVE COMPENSATION.”

Name of restricted stock owner	Shares of Restricted stock awarded under Incentive Award Plan	Dates Awarded	Vesting Dates

Mr. Silvernail	9,565	02/20/2015	02/20/2018

Mr. Yates	510 5,355	02/20/2015 08/31/2016	02/20/2018 08/31/2019

Mr. Ashleman	1,630 4,835	02/20/2015 07/15/2015	02/20/2018 07/15/2018

Ms. Cade	2,120	10/26/2015	10/26/2018

Mr. Salliotte	500 2,680	2/20/2015 08/31/2016	02/20/2018 08/31/2019

(4)	Includes 532,236 shares under options that are exercisable currently or will be exercisable within 60 days of March 1, 2017, and 67,430 unvested shares of restricted stock or restricted stock units.
(5)

Based solely on information in Schedule 13G, as of December 31, 2016, filed by T. Rowe Price Associates, Inc. (Price Associates) with respect to Common Stock owned by Price Associates and certain other entities which Price Associates directly or indirectly controls or for which Price Associates is an investment advisor on a discretionary basis, including T. Rowe Price Mid-Cap Growth Fund, Inc. These Price Associates entities have sole power to vote or to direct the vote of 2,540,706 shares of Common Stock and sole power to dispose or to direct the disposition of all 8,193,262 shares of Common Stock. T. Rowe Price Mid-Cap Growth Fund, Inc. has sole power to vote or direct the vote of 4,202,000 shares of Common Stock.
(6)	Based solely on information in Schedule 13G, as of December 31, 2016, filed by BlackRock Inc. (BlackRock) with respect to Common Stock owned by BlackRock and certain other entities which BlackRock directly or indirectly controls or for which BlackRock is an investment advisor on a discretionary basis, including BlackRock (Luxembourg) S.A., Blackrock (Netherlands) B.V., BlackRock Advisors (UK) Limited, Blackrock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC and BlackRock Life Limited. These BlackRock entities have sole power to vote or to direct the vote of 5,724,680 shares of Common Stock and sole power to dispose or to direct the disposition of all 6,044,747 shares of Common Stock.
(7)	Based solely on information in Schedule 13G, as of December 30, 2016, filed by Capital World Investors , a division of Capital Research Management Company (Capital World), with respect to Common Stock owned by Capital World and certain other entities which Capital World directly or indirectly controls or for which Capital World is an investment advisor on a discretionary basis. These Capital World entities have sole power to vote or to direct the vote of 5,977,829 shares of Common Stock and sole power to dispose or to direct the disposition of all 5,977,829 shares of Common Stock.
(8)	Based solely on information in Schedule 13G, as of December 31, 2016, filed by Vanguard Group (Vanguard) with respect to Common Stock owned by Vanguard and certain other entities which Vanguard directly or indirectly controls or for which Vanguard is an investment advisor on a discretionary basis. Vanguard reports beneficial ownership of shares of itself, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary. These Vanguard entities have sole power to vote or to direct the vote of 44,557 shares of Common Stock, shared power to vote or direct the vote of 8,400 shares of Common Stock, sole power to dispose or to direct the disposition of 5,869,281 shares of Common Stock and shared power to dispose or to direct the disposition of 49,145 shares of Common Stock.
(9)	Based solely on information in Schedule 13G, as of December 31, 2016, filed by Eaton Vance Management (Eaton) with respect to Common Stock owned by Eaton and certain other entities which Eaton directly or indirectly controls or for which Eaton is an investment advisor on a discretionary basis. These Eaton entities have sole power to vote or to direct the vote of all 4,432,586 shares of Common Stock and sole power to dispose or to direct the disposition of all 4,432,586 shares of Common Stock.

EXECUTIVE COMPENSATION

Risk Assessment

The Compensation Committee periodically reviews the potential risks arising from our compensation policies, practices and programs to determine whether any potential risks are material to the Company. In approving the 2016 compensation program design, the Compensation Committee engaged in discussions with its independent compensation consultant and management regarding any potential risks and concluded that the Company’s compensation policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy, do not incentivize employees, including executive officers, to take unnecessary or excessive risks, and that any risks arising from the Company’s policies and practices are not reasonably likely to have a material adverse effect on the Company.

In this review, the Compensation Committee considered the attributes of the Company’s policies and practices, including:

•	the mix of fixed and variable compensation opportunities;

•	the balance between annual cash and long-term, stock-based performance opportunities;

•	multiple performance factors tied to key measures of short-term and long-term performance that motivate sustained performance and are based on quantitative measures;

•	caps on the maximum payout for cash incentives;

•	stock ownership requirements for executives that encourage a long-term focus on performance;

•	an insider trading policy that prohibits hedging and pledging;

•	a claw-back policy that applies to performance-based compensation, including stock-based awards, for directors and officers; and

•	oversight by an independent compensation committee.

Compensation Committee Report

The Compensation Committee has reviewed the following Compensation Discussion and Analysis and discussed its contents with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

•	Livingston L. Satterthwaite, Chairman
•	Katrina L. Helmkamp
•	David C. Parry
•	Cynthia J. Warner

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis describes our executive compensation philosophy and programs, and compensation decisions made under those programs for our named executive officers (NEOs) for fiscal year 2016, who are listed below.

Name	Title
Andrew K. Silvernail	Chairman, President and Chief Executive Officer
Michael J. Yates(1)	Vice President, Interim Chief Financial Officer and Chief Accounting Officer
Heath A. Mitts(2)	Former Senior Vice President and Chief Financial Officer
Eric D. Ashleman	Senior Vice President and Chief Operating Officer
Denise R. Cade	Senior Vice President, General Counsel and Corporate Secretary
Daniel J. Salliotte	Senior Vice President, Mergers & Acquisitions and Treasury

(1)	Mr. Yates served as our Interim Chief Financial Officer from September 9, 2016 to December 31, 2016.
(2)	Mr. Mitts’ employment with the Company terminated on September 9, 2016.

Principles of Our Compensation Programs

Pay-for-Performance	The key principle of our compensation philosophy is pay-for-performance.
Alignment with Stockholders’ Interests	We reward performance that meets or exceeds the performance goals that the Compensation Committee establishes with the objective of increasing stockholder value.
Variation Based on Performance	We favor variable pay opportunities that are based on
performance over fixed pay. The total compensation received by our named executive officers varies based on corporate and
individual performance measured against annual and long-term goals.

Highlights of our Compensation Programs

WHAT WE DO

Ö	Pay-for-Performance: A significant portion of each named executive officer’s target annual compensation is tied to corporate and individual performance.

Ö	Annual Say-on-Pay Vote: We conduct an annual say-on-pay advisory vote. At our 2016 Annual Meeting of Stockholders, more than 98% of the votes cast on the say-on-pay proposal were in favor of the fiscal year 2015 compensation of our named executive officers.

Ö	Clawback Policy: Our Clawback Policy allows the Board of Directors to recoup any excess incentive compensation paid to our executive officers if the financial results on which the awards were based are materially restated due to fraud, intentional misconduct or gross negligence of the executive officer.

Ö	Short-Term and Long-Term Incentives/Measures: Our annual and long-term plans provide a balance of incentives and include different measures of performance.

Ö	Independent Compensation Consultant: The Compensation Committee engages an independent compensation consultant, who does not also provide services to management.

Ö	Stock Ownership Guidelines: To further align the interests of management and our directors with our stockholders, we have significant stock ownership guidelines, which require our executive officers and directors to hold a multiple of their annual compensation in equity.

Ö	Limited Perquisites and Related Tax Gross-Ups: We provide limited perquisites and tax gross-ups.

Ö	Mitigate Inappropriate Risk Taking: In addition to our clawback policy, stock ownership guidelines and prohibition of hedging and pledging, we structure our compensation programs so that they minimize inappropriate risk taking by our executive officers and other employees, including using multiple performance metrics and multi-year performance periods and capping our annual incentive awards and performance share awards.

WHAT WE DON’T DO

×	Gross-ups for Excise Taxes: Our executive severance agreements do not contain a gross-up for excise taxes that may be imposed as a result of severance or other payments deemed made in connection with a change in control.

×	Reprice Stock Options: Our equity incentive plan prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval.

×	Fixed Term Employment Agreements: Employment of our executive officers (other than our CEO) is “at will” and may be terminated by either the Company or the employee at any time.

×	Hedging and Pledging: Our insider trading policy prohibits all employees and directors from hedging their economic interest in the Company shares they hold.

Fiscal Year 2016 Financial Highlights

Despite the challenging market conditions in 2016, orders and sales were up 6% and 5%, respectively, compared to the prior year, while gross margin of 44% was down 80 basis points. The following are 2016 financial highlights:

•	Sales of $2.1 billion were up 5 percent compared to the prior year, down 1 percent organically.

•	Adjusted earnings per share (EPS) of $3.75 was 20 cents, or 6 percent, higher than the prior year.*

•	Free cash flow of $362 million was 125 percent of net income.*

•	Adjusted net income of $288 million increased 4 percent compared to the prior year.*

•	We increased the quarterly dividend by six percent in April 2016.

•	We divested four non-strategic businesses and deployed over $500 million on three acquisitions:

○	Akron Brass, a leader in engineered life-safety products for the safety and emergency response markets;

○	AWG Fittings, a European leader in the manufacturing of safety and emergency response equipment; and

○	SFC Koenig, a leader in the production of highly engineered expanders and check valves for critical applications across the transportation, hydraulic, aviation and medical markets.

*	A reconciliation from GAAP to non-GAAP financial measures and other related information is included in Item 6 of the Company’s Annual Report on Form 10-K for the fiscal year-ended December 31, 2016. In addition to the adjustments noted in the Form 10-K, additional adjustments are used to determine the short-term incentive payouts, including adjustments related to acquisitions and divestitures, actual capital expenditures and actual share count compared to the annual plan.

These financial highlights and significant recent accomplishments are closely related to performance metrics under our executive compensation plans. For 2016, the executive compensation programs were designed to directly link compensation opportunities to the financial performance metrics that we believe are the best measures of success in our business: earnings per share (EPS), cash flow conversion, organic sales growth and relative total shareholder return (TSR).

The 2016 bonus payouts were 126% of target reflecting the higher than expected adjusted EPS and adjusted cash flow conversion, and lower than expected organic sales growth performance. Our TSR for the 2014-2016 period was 35%, which ranked as the 58th percentile versus the companies in the S&P Midcap 400 Industrials index and resulted in a 141% payout of performance stock units.

How Fiscal Year 2016 Named Executive Officer Compensation is Tied to Company Performance

The compensation opportunities of our executives are directly tied to the performance of the Company. Our pay-for-performance philosophy is demonstrated by the following elements of our executive compensation program for 2016:

Approximately 83% of our CEO’s 2016 total targeted pay was performance-based, and an average of approximately 67% of our other named executives officers’ total targeted pay in 2016 was performance-based. The charts below show the allocation of 2016 targeted pay across base salary, the annual cash incentive award, and the long-term incentive award for our CEO and other named executive officers.

In 2016, our long-term incentives continued to represent the single largest component of our CEO’s and other named executive officers’ targeted pay, representing approximately 66% and 45% of total targeted pay, respectively.

Our 2016 incentive awards are directly tied to the performance metrics that we believe are the best measures of our financial success and that will represent value created for our stockholders: EPS, cash flow conversion, organic sales growth, and TSR (measured on a relative basis).

Our performance metrics are largely focused on absolute performance goals. We balance these absolute goals with a relative performance goal that measures our long-term total shareholder return as compared to companies in the Russell Midcap Index. This structure reinforces a focus on our financial performance compared to a group of industrial companies.

The value of our 2016 long-term incentive awards is tied to our stock price performance, which links executive pay directly to the creation of value for our stockholders.

Setting Executive Compensation

Role of Compensation Committee

The Compensation Committee establishes the Company’s compensation philosophy, structures the Company’s compensation programs to be consistent with that philosophy, and approves each element of named executive officer compensation. In the case of the CEO, the Board of Directors reviews, ratifies and approves compensation recommendations made by the Compensation Committee.

The Compensation Committee performs periodic reviews of executive pay tally sheets. The tally sheets outline each executive’s annual target and actual pay, unvested equity holdings and termination payments under various scenarios. Data from the tally sheets is considered by the Compensation Committee when setting target total compensation. Generally, the Compensation Committee reviews and adjusts target total compensation levels annually. Actual total compensation may vary from target based on performance and changes in stock price over time.

Generally, the amount of compensation realized historically, or potentially realizable in the future, from past equity awards does not directly impact the level at which future pay opportunities are set. When granting equity awards, the Compensation Committee considers market data and individual performance.

Role of Compensation Consultant

Our Compensation Committee has the sole authority to retain and replace, as necessary, compensation consultants to provide it with independent advice. The Compensation Committee has engaged F.W. Cook as its independent consultant to advise it on executive and non-employee director compensation matters. This selection was made without the input or influence of management.

Under the terms of its agreement with the Compensation Committee, F.W. Cook will not provide any other services to the Company, unless directed to do so by the Compensation Committee. During fiscal year 2016, F.W. Cook provided no services to the Company other than to advise the Compensation Committee on executive and non-employee director compensation issues. The Compensation Committee has not identified any conflict of interest raised by the work F.W. Cook performed in fiscal year 2016.

Setting Individual Executive Pay

The Compensation Committee formulates a recommendation of CEO pay based on the financial and operating performance of the Company, the Committee’s assessment of the CEO and a thorough review of the market benchmarking data discussed below. The CEO pay recommendations put forth by the Compensation Committee are then reviewed and subject to approval by the Board.

The pay packages for the other NEOs are set by the Compensation Committee after taking into consideration the recommendations of the CEO. Individual pay decisions are based on an assessment of the individual executive, utilizing the following criteria:

1.	Contribution

•	Value to IDEX; short and long-term

•	Individual contribution and impact to team performance

2.	Market attractiveness

•	Supply-demand of role

•	Experience, background, track record

3.	Replacement difficulty

•	Challenge of replacing the role with equivalent capability

4.	Experience in role

•	Overall experience in current or similar role

The Compensation Committee reviews pay data from various sources as one input in determining appropriate target compensation levels. The Compensation Committee utilizes the expertise of its independent compensation consultant, F.W. Cook, in developing compensation recommendations for the NEOs, including the CEO. The Committee believes that to attract and retain qualified management, total direct compensation should be competitively targeted within a range that includes market median for comparable positions at comparable companies, with market compensation data being only one of many factors considered by the Compensation Committee when setting the compensation levels for any particular executive. While an individual executive’s target compensation is positioned within the competitive range based on the individual factors listed above, actual compensation in any given year should and does vary from target based on Company and individual performance.

The Compensation Committee undertook a review and analysis to ensure that the 2016 executive compensation programs appropriately reflected the market for talent. The Committee considered relevant market pay practices to ensure the Company’s ability to recruit and retain high performing talent across its diversified markets and global footprint. Two surveys and a peer group analysis were utilized for the 2016 executive compensation market analysis for the NEOs.

Survey Data

The Willis Towers Watson Executive Compensation Database survey and the Equilar Top 25 Survey were used because they include a broad range of manufacturing companies that are comparable to the Company in size, geography and industry.

Peer Companies

The peer group of companies identified below consists of companies that are similar to the Company in terms of their size (i.e., revenue, net income, and market capitalization), diversified industry profile (ranging from customized manufacturing solutions to emerging markets in highly specialized health science technology), investment in research and development, global presence, and have executive officer positions that are comparable to the Company’s in terms of breadth, complexity and scope of responsibilities. The companies listed below are the same group of companies used to benchmark pay in 2015.

Actuant Corporation
AMETEK, Inc.
Bruker Corporation
CIRCOR International Inc.
Colfax Corporation
Crane Co.
Donaldson Company, Inc.
Dover Corporation
Dresser-Rand Group Inc.
Flowserve Corporation
Graco Inc.
ITT Corporation
KLA-Tencor Corporation
Nordson Corporation
Pall Corporation
Pentair Ltd.
PerkinElmer, Inc.
Roper Industries, Inc.
SPX Corporation
Viavi Solutions Inc.
Watts Water Technologies, Inc.
Xylem Inc.

The Compensation Committee believes that multiple data sources provide for a clearer perspective of the market. As such, with the assistance of management and F.W. Cook, the Compensation Committee developed an aggregate composite of the market data to establish target compensation levels for the executives weighted as follows:

Position(s)	Survey Weighting	Peer Group Weighting	Rationale
President and Chief Executive Officer; and Senior Vice President and Chief Financial Officer	20%	80%	Positions are required to be represented in all of the proxy peer group companies; closest representation of the corporate profile; balance of peer and survey data.
Senior Vice President and Chief Operating Officer; and Senior Vice President, General Counsel and Corporate Secretary	70%	30%	Limited number of position matches in the proxy group; pool for talent would include the broader industry representation in the survey data.
Senior Vice President, Mergers & Acquisitions and Treasury; and Vice President, Interim Chief Financial Officer and Chief Accounting Officer	100%	0%	No position matches in the proxy group; pool for talent would include the broader industry representation in the survey data.

Role of Say-on-Pay

The Company held an advisory vote on executive compensation (say-on-pay) at the Company’s 2016 Annual Meeting of Stockholders. The say-on-pay advisory vote received support from over 98% of the shares voted at the 2016 Annual Meeting. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation. Accordingly, the Compensation Committee did not make any material changes to the underlying structure of our executive compensation program for fiscal year 2016. The Compensation Committee will continue to review and consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Compensation Philosophy and Objectives

As more fully discussed below, the Company’s executive compensation philosophy is that its compensation program should: (1) align the interests of management and stockholders, (2) motivate and retain the management team with a focus on pay-for-performance, and (3) result in executives holding meaningful amounts of the Company’s Common Stock.

Our 2016 executive compensation program elements were aligned with the interests of our stockholders by linking our incentive compensation performance metrics to the following key indicators of the Company’s overall financial performance: EPS, cash flow conversion, organic sales growth, and TSR relative to companies in the Russell Midcap Index. We believe that our executives should have a financial stake in our long-term success. As described in greater detail below, the Board of Directors established stock ownership guidelines in 2006 that require covered executive officers, including the NEOs, to maintain a stake in the long-term success of our business.

In addition, the Company’s insider trading policy prohibits speculative and derivative trading and short selling by all employees and directors. The policy further prohibits pledging Company securities and hedging transactions with respect to Company securities. We believe these requirements along with our incentive programs effectively align the interests of management and stockholders and motivate the creation of long-term stockholder value.

We believe that the mix of base salary, short-term and long-term incentives with appropriate performance metrics and targets provide a motivational element whereby executives are paid according to how the Company performs, and that they have direct line of sight to what it takes to outperform and thus achieve pay above market median. We seek to retain our executives primarily by setting our compensation and benefits at competitive levels relative to companies of similar size, scope and complexity. We believe that our executives have skills that are transferrable across industries and are sought after by similar-sized as well as larger diversified manufacturing companies. As a result, we do include companies in our peer group that are more than two times the Company’s revenue level.

Our long-term incentive program consists of performance-based stock units, restricted stock and stock options. Our long-term incentive award grants are targeted to be competitive with the market and, depending upon Company performance, can result in significant share ownership opportunities for our executives. As stated above and detailed below, our stock ownership guidelines require our executives to maintain specified stock ownership levels.

When combining the long-term incentive grant levels that are paid out in the Company’s common stock and the required ownership levels, the result is that our executives hold meaningful amounts of the Company’s Common Stock.

2016 Executive Compensation Program

The following discussion describes our 2016 compensation elements and 2016 compensation decisions related to our NEOs. Our NEOs consist of our Chief Executive Officer, Chief Financial Officers and three other most highly compensated executive officers. For 2016, our named executive officers were Andrew K. Silvernail, our Chairman of the Board, President and Chief Executive Officer; Michael J. Yates,

our Vice President, Interim Chief Financial Officer and Chief Accounting Officer; Heath A. Mitts, our former Senior Vice President and Chief Financial Officer; Eric D. Ashleman, our Senior Vice President and Chief Operating Officer; Denise R. Cade, our Senior Vice President, General Counsel and Corporate Secretary; and Daniel J. Salliotte, our Senior Vice President, Mergers & Acquisitions and Treasury.

2016 Key Compensation Elements

The material elements of 2016 compensation for the NEOs are outlined below:

Element	Type of Pay	Purpose	General Characteristics
Base Salary	Fixed	Provides a fixed level of current cash compensation consonant with the executive’s primary duties and responsibilities and necessary to attract, retain and reward named executive officers.	Reviewed annually and adjusted as necessary to reflect market changes, salary budgets and individual performance.
Short-Term Incentives — Annual Bonus	Performance- Based	Focuses named executive officers on annual performance by rewarding corporate and individual performance and achievement of pre-determined goals.	Variable cash payments. Annual awards based on performance against pre-determined individual and corporate performance goals.
Long-Term Incentives — Stock Options	Performance- Based	Provides retention through vesting schedules, and aligns each named executive officer’s interests with long-term stockholder interests by linking a substantial portion of each executive’s compensation to increases in the price of the Company’s Common Stock.	Variable compensation based on stock value. Options are granted with exercise prices not less than fair market value and vest ratably over four years.
Long-Term Incentives — Restricted Stock Awards		Provides retention through vesting schedules.	Restricted stock cliff vests in three years.
Long-Term Incentives — Performance Stock Units		Ties long-term compensation to relative performance, further aligning the interests of named executive officers with stockholders.	Performance stock units vest based on relative total shareholder return compared to companies in the Russell Midcap Index over a cumulative three-year period.
Retirement/Other	Fixed/ Voluntary	Provides overall wealth accumulation and retention.	Various market-based retirement and welfare benefits and perquisites.

A Balanced Perspective

Maintaining a balanced perspective is a core part of the Company’s business strategy. While short-term performance is vital to the financial well-being of the Company, the long-term health of the Company requires the appropriate emphasis on new products, technologies and investments that will enable future growth and deliver long-term stockholder value. The latter requires that employees take calculated risks to capitalize on anticipated changes in the Company’s numerous businesses.

The Compensation Committee believes that balancing the proportion of cash and non-cash awards, as well as short-term versus long-term awards, is important to motivate performance while mitigating risk. Cash-based awards are important in motivating executives for the short-term, while long-term incentives focus executives who have the greatest ability to impact business results on managing the business for the long-term, and reinforce the link between their earnings opportunity and the long-term growth of the Company.

Base Salary

Base salaries are reviewed annually and may be adjusted to reflect market data, as well as individual responsibility, experience and performance. The table below highlights the change in 2016 base salary for each NEO, reflecting an annual merit increase for each NEO.

NEO	2016 Base Salary Rate	2015 Base Salary Rate	Percentage Increase
Andrew K. Silvernail	$954,800	$927,000	3%
Michael J. Yates	$365,000	$354,400	3%
Heath A. Mitts	$502,500	$487,900	3%
Eric D. Ashleman	$515,000	$500,000	3%
Denise R. Cade	$432,600	$420,000	3%
Daniel J. Salliotte	$324,500	$315,000	3%

Short-Term Incentives — Incentive Award Plan

Messrs. Silvernail and Ashleman’s and Ms. Cade’s 2016 annual incentive bonus took the form of a cash performance award under the stockholder-approved Incentive Award Plan in order to allow their bonuses to be deductible under IRC Section 162(m). In 2016, the Compensation Committee granted Messrs. Silvernail and Ashleman and Ms. Cade cash performance awards with a maximum aggregate payment amount equal to 2% of the Company’s 2016 operating income contingent on the Company achieving a minimum adjusted EPS of $3.09.

Adjusted EPS excludes from earnings per share the impact of acquisition and divestiture-related income and charges, and restructuring charges. Under the terms of the awards, no bonus would be paid if the Company did not achieve adjusted EPS of $3.09. The Compensation Committee set Mr. Silvernail’s actual performance award for 2016 at $1,203,048, Mr. Ashleman’s actual performance award at $486,675 and Ms. Cade’s actual performance award at $327,046.

In setting the actual awards, the Compensation Committee considered the actual performance of the Company using the metrics in the Business Performance Factor described below, individual performance and the amounts that the NEOs would have earned as an annual cash bonus if they participated in the Management Incentive Compensation Plan (MICP—described below) on substantially the same terms as other company executives. Similar to the awards under the MICP, the Compensation Committee limits maximum payouts to 200% of target payout for each executive.

Short-Term Incentives — Management Incentive Compensation Plan

Mr. Yates, as Interim Chief Financial Officer, was not subject to the deduction limitations under IRC Section 162(m), and therefore he participated in the Company’s MICP, as did Mr. Salliotte. Mr. Mitts resigned from the Company effective September 9, 2016, and therefore did not earn a cash bonus under the MICP. The MICP provides participants with the opportunity to earn annual cash bonuses.

The amount of the annual cash bonus paid to each participant under the MICP is determined under the following formula:

Annual Bonus = Base Salary x Individual Target Bonus Percentage x Business Performance Factor

Individual Target Bonus Percentage for the year is a percentage of the participant’s base salary and is based on the participant’s position and market data.

The Business Performance Factor (discussed in more detail below) is calculated based on measurable corporate quantitative objectives, which are given a combined 70% weighting, and one strategic measure with a 30% weighting.

For 2016, the measurable quantitative objectives within the Business Performance Factor were adjusted EPS and adjusted cash flow conversion. Adjusted EPS excludes from reported earnings per share the impact of acquisition and divestiture-related income and charges, and restructuring charges (EPS Adjustments). Adjusted cash flow conversion is cash flow as a percent of net income excluding the impact of the EPS Adjustments. The payout of each quantitative objective is a function of the amount by which actual performance exceeds or falls short of goal, with a maximum payout of

200% of target for each objective. For 2016, no bonus was payable unless a minimum threshold for adjusted EPS was met. The adjusted EPS threshold for 2016 was $3.09.

For 2016, the 30% strategic measure was organic sales growth. Organic sales growth is a critical business metric and helps identify the underlying health of the businesses and management’s ability to increase sales through innovation and customer focus. Organic sales is defined as net sales of the Company adjusted to exclude the impact of foreign currency translation and sales from acquired businesses during the first twelve months of ownership. The goal for organic sales growth is established relative to expected growth in key markets, such as industrial, health and science instrumentation, energy and fire and rescue.

For 2016, the relative weightings and the performance against the quantitative and strategic measure resulted in a recommended Business Performance Factor of 126%, as shown in the table below.

MICP Objective	Goal	Actual*	Payout	MICP Weighting	Business Performance Factor
Adjusted EPS	$3.55	$3.74	148%	50%	74%
Adjusted Cash Flow Conversion	115%	119%	120%	20%	24%
Organic Sales Growth	-1.0%	-1.2%	95%	30%	28%
Total				100%	126%

*	A reconciliation from GAAP to non-GAAP financial measures and other related information is included in Item 6 of the Company’s Annual Report on Form 10-K for the fiscal year-ended December 31, 2016. In addition to the adjustments noted in the Form 10-K, additional adjustments are used to determine the short-term incentive payouts, including adjustments related to acquisitions and divestitures, actual capital expenditures and actual share count compared to the annual plan.

The payments under the MICP to Messrs. Yates and Salliotte are included in the 2016 Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column and summarized in the table below.

NEO	Base Salary Rate	Target Incentive	Business Performance Factor	2016 Short- Term Incentive Award
Michael J. Yates	$365,000	55%	126%	$252,945
Daniel J. Salliotte	$324,500	65%	126%	$265,766

Sign-On Bonus

In certain circumstances, we may offer cash sign-on bonuses to attract executive talent as determined on a case-by-case basis after taking into account the specific circumstances involving hiring the executive. Pursuant to Ms. Cade’s employment offer letter and in order to attract and retain Ms. Cade, the Company paid Ms. Cade a sign-on bonus of $228,000 in March 2016.

2016 Long-Term Incentive Awards

In 2016, NEOs received annual long-term incentive awards consisting of performance stock units (PSUs) and stock options. The Company eliminated restricted stock awards from the 2016 annual long-term incentive grant to the NEOs in order to emphasize the link between pay and performance. Restricted stock awards represented approximately 15% of the long-term incentive grants to NEOs in 2014 and 2015.

TSR Measure

The PSUs have a three-year performance period and utilize a relative TSR measure. The Company’s relative TSR will be measured against the TSR of companies in the Russell Midcap Index at the end of the three-year performance period. If the Company achieves 50th percentile TSR performance as compared to the group of companies, each NEO will receive the target number of performance units paid out in shares of the Company’s Common Stock. Threshold performance is at the 33rd percentile, which will result in a payout equal to 33% of target and performance below this level will result in zero payout. Maximum payout is 250% of target number of shares for 80th percentile achievement or higher. Payouts are interpolated between the 33rd percentile and 50th percentile and between the 50th percentile and 80th percentile performance. Cumulative dividend equivalent payments will be made at the end of the performance period based on the number of shares of common stock received by each executive.

In selecting relative TSR as the measure, the Compensation Committee noted that TSR is highly correlated with a combination of other metrics that are important to the Company and to investors, notably: return on invested capital, operating profit margin and compound annual sales growth rate (CAGR).

Comparator Group

For the 2016 PSU grant, the Committee selected the Russell Midcap Index companies as the comparator group for relative TSR. In selecting the Russell Midcap Index companies, the Committee’s objective was to have a sizeable group of companies similar in revenue and market capitalization to the Company. In addition, the Committee seeks to align with the mutual funds within our top shareholder firms as they generally hold a broad range of investments covering multiple industries. The current outstanding, unvested 2015 PSU grant continues to be measured on TSR compared to companies in the S&P Midcap 400 Industrials Index.

Difference between Long-Term Incentive Components

The Compensation Committee believes that PSUs, stock options and restricted stock all incent management actions that drive the creation of stockholder value and promote executive stock ownership. However, each long-term incentive component has different characteristics. The value of the PSUs after the three-year performance period is directly linked to the relative TSR as described above as well as the stock price movement during the performance period. Stock options provide value only to the extent that the Company’s stock price appreciates above the stock price on the date of grant. Restricted stock awards provide value regardless of whether the Company’s stock price appreciates, and help retain executives over the course of business and market cycles that may negatively impact the Company’s operations and stock price in the short term. While the Company did not include restricted stock awards in the annual grant to the

NEOs, the Company continues to provide restricted stock awards for special equity awards and for annual grants below the executive leadership level. In 2016, Mssrs. Yates and Salliotte each received off-cycle restricted stock awards at the time of Mr. Mitts’ departure to aid in retention and reward them for their additional efforts during the CFO transition period.

Long-term incentive awards are generally made on an annual basis, or at the time of a special event (such as upon hiring or promotion). We typically grant awards on the date of the first Board of Directors meeting of a year, or the date of the annual meeting of stockholders. We attempt to make awards during periods when we do not have non-public information which could impact our stock price. Working with its independent compensation consultant, the Compensation Committee granted long-term incentive awards to the NEOs in early 2016. Other than the CEO, each NEO has a long-term incentive target stated as a percentage of base salary. The long-term incentive targets are established on an individual basis taking into consideration market median practice for each role, and individual impact and performance.

The Compensation Committee may grant awards above or below target based on individual and Company performance and did grant awards above target in 2016 based on individual performance and Company performance, including top quartile one-year cumulative TSR in 2015 as compared to the peer group of companies used to benchmark executive pay listed above. The Company’s three-year cumulative TSR was ranked at the 92nd percentile as compared to the same group of peer companies.

For the CEO, the Compensation Committee recommended a long-term incentive award based on an assessment of the CEO’s performance and pay position as described under “Setting Executive Compensation.”

Our PSU grant for the 2014-2016 performance period resulted in a 141% payout based on a

35% TSR, which ranked as the 58th percentile when compared to companies in the S&P 400 Midcap Industrials Index.

Other Compensation Components

Employee Benefits

The NEOs participate in group health, welfare and qualified retirement programs available to all of the Company’s employees. The NEOs also participate in nonqualified supplemental retirement plans, deferred compensation arrangements and supplemental disability benefits. Participation in these nonqualified plans is intended to provide the NEOs with the opportunity to accumulate retirement benefits at levels above the limitations imposed by tax qualified plans. For a more complete explanation of these plans, see the narrative following the 2016 Summary Compensation Table, the Pension Benefits at 2016 Fiscal Year End table below, the Nonqualified Deferred Compensation at 2016 Fiscal Year End table, and the discussion under “Potential Payments upon Termination or Change in Control.”

Severance and Change in Control Benefits

Each of the NEOs are entitled to severance benefits under the terms of written agreements in the event that their employment is actually or constructively terminated without cause. The amount of the benefit, which varies with the individual, depends on whether or not the termination is in connection with a change in control. The level of each NEO’s severance benefits reflects the Company’s perception of the market for their positions at the time the agreements were put in place. For additional information, see the section below entitled Potential Payments upon Termination or Change in Control.

Perquisites

The Compensation Committee believes in providing limited perquisites in line with market practice. The NEOs are provided with a car allowance. The CEO is entitled to limited use of the Company’s leased aircraft for non-business purposes. For further details on these perquisites, see the “Narrative to Summary Compensation Table” below.

Other Executive Compensation Matters

Stock Grant Practices

For all newly issued stock option awards, the exercise price of the stock option award will be the closing price of our Common Stock on the NYSE on the date of the grant. If the grant date for the annual awards falls on a weekend, the exercise price of stock option awards will be the closing price of our Common Stock on the NYSE on the last trading day preceding the date of grant.

Stock Ownership

Consistent with its executive pay philosophy, the Company requires that executive officers maintain minimum ownership levels of the Company’s Common Stock. The following stock ownership guidelines for NEOs were established by the Board of Directors in 2006 and modified in 2015.

Executive	Ownership as a Multiple of Base Salary
CEO	5x
CFO, COO	3x
Other NEOs	2x

NEOs must comply with these ownership requirements within five years of date of hire or promotion. Counted for purposes of satisfying ownership requirements are shares directly owned and unvested restricted shares and performance stock units at target. As of December 31, 2016, all NEOs had met or were proceeding towards meeting the ownership guidelines within the applicable five-year period.

Hedging and Pledging

All directors and officers of the Company are prohibited from (i) pledging Company securities (including through holding Company securities in margin accounts) and (ii) engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities (“hedging”). For this purpose, “hedging” includes “short-sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling, but not delivering, owned securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning the Company’s stock, such as zero-cost collars and forward sales contracts.

Clawbacks

To the extent not in violation of applicable law, the Company reserves the right to recover, or clawback, from current or former directors and officers any wrongfully earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee that:

•	the Company’s financial statements have been restated due to material noncompliance with any financial reporting requirement;

•	the cash incentive or equity compensation to be recouped was calculated on, or its realized value was affected by, the financial results that were subsequently restated;

•	the cash incentive or equity compensation would have been less valuable than that actually awarded or paid based upon the application of the correct financial results; and

•	the pay affected by the calculation was earned or awarded within three years of the restatement.

Tax Gross-Up Provisions

In February 2011, the Compensation Committee adopted a policy that the Company will not enter into any new agreements that include excise tax gross-up provisions with respect to payments contingent upon a change in control of the Company. No executives are eligible for an excise tax gross-up.

The Compensation Committee has exclusive authority to modify, interpret and enforce this provision in compliance with applicable law.

Accounting and Tax Implications — Deductibility of Executive Compensation

In developing compensation programs, the Compensation Committee reviews the estimated accounting and tax impact of all elements of the executive compensation program. Generally, an accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and the Company realizes a tax deduction upon payment to, or realization by, the executive. Cash awards, performance stock units and stock options granted under the Incentive Award Plan are intended to satisfy the requirements for performance-based compensation under Internal Revenue Code (IRC) Section 162(m). Restricted stock awards (which vest based on continued employment with the Company) do not qualify as performance-based compensation and, therefore, may not be tax-deductible as a result of the limitations of IRC Section 162(m).

IRC Section 162(m) limits the tax deductibility by the Company of annual compensation in excess of $1 million paid to the CEO and any of the three other most highly compensated executive officers, other than the CFO. While the tax impact of any compensation arrangement is one factor to be considered, that impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. While it is a goal of the Compensation Committee to maximize the deductibility of executive compensation, the Committee retains the discretion to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. Accordingly, the Compensation Committee may award compensation to the executive officers that is not fully deductible if it determines the compensation is consistent with its philosophy and is in the Company’s and its stockholders’ best interests.

2016 Summary Compensation Table

The table below and related footnotes summarize the total compensation earned or paid in 2016, 2015 and 2014 for the Company’s CEO, CFO, and each of the three most highly compensated executive officers other than the CEO and CFO.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Compensation Plan (3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Andrew K. Silvernail, Chairman, President and Chief Executive Officer	2016	$949,347		$3,726,999	$2,500,008	$1,203,048		$268,444	$8,647,846
	2015	921,808		3,781,015	1,750,014	593,280		368,274	7,414,391
	2014	895,385		3,614,094	1,584,274	1,350,000		340,046	7,783,799
Michael J. Yates, Vice President, Interim Chief Financial Officer and Chief Accounting Officer (6) (7)	2016	$362,921		$704,827	$136,988	$252,945		$70,104	$1,527,785

Heath A. Mitts, Former Senior Vice President and Chief Financial Officer (8)	2016	$364,348		$693,032	$464,876	$-		$78,212	$1,600,468
	2015	485,169		832,011	385,050	234,192		123,611	2,060,033
	2014	471,592		862,913	378,198	533,000		118,256	2,363,959
Eric D. Ashleman, Senior Vice President, Chief Operating Officer	2016	$512,058		$768,241	$515,016	$486,675		$129,653	$2,411,643
	2015	453,704		1,018,365	672,774	213,071		113,576	2,471,490
	2014	404,138		735,379	322,245	430,500		90,191	1,982,454
Denise R. Cade, Senior Vice President, General Counsel and Corporate Secretary (7)	2016	$430,128	$228,000 (9)	$354,873	$238,004	$327,046		$72,659	$1,650,710

Daniel J. Salliotte, Senior Vice President, Mergers & Acquisitions and Treasury (7)	2016	$322,637		$549,025	$200,008	$265,766	$3,604	$66,589	$1,407,629

(1)	Reflects the aggregate grant date fair value of restricted stock awards and PSUs for the year indicated in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of those awards granted in 2016, see note 13 “Share-Based Compensation” of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. For PSUs granted in 2016, the grant date fair value is based on the probable outcome of the related performance conditions which reflects the target level of performance. The grant date fair value of the PSUs granted in 2016 based on the maximum level of performance is as follows: Mr. Silvernail, $9,317,498; Mr. Yates, $511,195; Mr. Mitts, $1,732,581; Mr. Ashleman, $1,920,658; Ms. Cade, $887,237; and Mr. Salliotte, $746,514. Mr. Mitts forfeited his 2016 grant of PSUs upon his termination of employment with the Company. All shares of restricted stock are eligible for dividend equivalent payments when paid on the Company’s Common Stock and, with respect to performance stock units, cumulative dividend equivalents are paid based on actual number of shares delivered at the end of the performance period.
(2)	Reflects the aggregate grant date fair value for the year indicated in accordance with FASB ASC Topic 718. For a discussion of assumptions made in the valuation of stock options granted in 2016, see note 13 “Share-Based Compensation” of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
(3)	Reflects Messrs. Silvernail’s and Ashleman’s and Ms. Cade’s annual cash performance award under the Incentive Award Plan and the annual cash bonus under the MICP for Messrs. Mitts, Yates and Salliotte, in each case, earned in the year reported.
(4)	Represents the aggregate increase/decrease in actuarial value under the Pension Plan (see the narrative to this table below for further details and the narrative to the Pension Benefits at 2016 Fiscal Year End table for descriptions of the Pension Plan).
(5)	Consists of the following for 2016:

Name	Contribution to 401(k) Plan, Defined Contribution Plan and Accrued SERP Benefits	Automotive, Supplemental Disability (a)	Aircraft (b)	Other Payments (c)	Total
Andrew K. Silvernail	$151,998	$27,411	$86,509	$2,526	$268,444

Michael J. Yates	49,817	19,990	-	297	70,104

Heath A. Mitts	60,753	16,752	-	707	78,212

Eric D. Ashleman	74,326	21,689	-	33,638	129,653

Denise R. Cade	50,299	22,360	-	-	72,659

Daniel J. Salliotte	47,613	18,714	-	262	66,589

(a)	Consists of auto allowance and gas and supplemental disability premiums.
(b)	The Company’s methodology for calculating the value of the personal use of the Company aircraft is to calculate the incremental costs of such usage to the Company, which includes fuel, landing fees, hangar fees, catering, additional expenses related to the crew and other expenses, which would not have otherwise been incurred by the Company if the aircraft had not been used for personal travel.
(c)	Represents one-time reimbursement for taxes withheld in connection with FICA on SERP contributions for Messrs. Silvernail, Yates, Ashleman and Salliotte, one-time reimbursement for taxes withheld in connection with automotive allowance and supplemental disability for Mr. Mitts, and relocation expenses for Mr. Ashleman of $32,603.

(6)	Mr. Yates served as our Interim Chief Financial Officer from September 9, 2016 to December 31, 2016.
(7)	None of Messrs. Yates or Salliotte or Ms. Cade were named executive officers in 2015 or 2014.
(8)	Mr. Mitts’ employment with the Company terminated on September 9, 2016.
(9)	Represents the signing bonus paid to Ms. Cade in March 2016 pursuant to the terms of her employment offer letter.

Narrative to Summary Compensation Table

Perquisites and Supplemental Disability

In addition to benefits generally available to all other U.S.-based non-union employees, the CEO and other NEOs receive an auto allowance and participate in a supplemental long-term disability program. The supplemental disability benefit is in addition to the group long-term disability benefit generally available to all U.S.-based non-union employees. The group long-term disability plan provides an annual benefit of 60% of the first $300,000 of base salary, or an annual maximum benefit of $180,000 per year. For the NEOs, the supplemental program provides an annual benefit of 60% of their base salary above $300,000, with a maximum supplemental benefit of $60,000 per year. The CEO is also offered the personal use of the Company leased aircraft (limited to 25 hours per year).

Retirement Benefits

The Company maintains two tax-qualified retirement plans for all employees in which the CEO and other NEOs participate: the IDEX Corporation Savings Plan, which consists of a 401(k) with a prescribed matching contribution (401(k)) and a defined contribution portion (Defined Contribution), and the IDEX Corporation Retirement Plan, which is a defined benefit plan (Pension Plan). Mr. Salliotte is the only NEO who has accrued benefits under the Pension Plan. None of the NEOs actively accrued any benefits under the Pension Plan in 2016.

Defined Contribution

The Defined Contribution portion of the IDEX Corporation Savings Plan is an ongoing tax-qualified “defined contribution” plan that provides contributions based on a participant’s compensation and a combination of the participant’s age and years of service as shown below:

Age + Years of Service	Company Contribution
Less than 40	3.5% of Eligible Compensation
40 but less than 55	4.0% of Eligible Compensation
55 but less than 70	4.5% of Eligible Compensation
70 or more	5.0% of Eligible Compensation

Under the plan, participants are entitled to receive the lump-sum value of their vested account at termination of employment subject to distribution rules under the law. Account balances are 100% vested after three years of service.

401(k)

The 401(k) is an on-going tax-qualified “401(k)” plan that provides a matching contribution based on the employee’s contribution up to 8% of eligible compensation. The maximum matching contribution by the Company is 4% of eligible compensation. The matching contribution vests 20% for each year of service and is 100% vested after 5 years of service.

Pension Plan

During 2005, the Company redesigned its retirement plans to eliminate the Pension Plan for employees hired after 2004. Employees who participated in the Pension Plan as of December 31, 2005 who met certain age and service requirements were given the one-time opportunity to choose to stay in the Pension Plan with the then current match in the 401(k)

Plan (maximum match of 2.8% of eligible pay); or to begin participating in the Defined Contribution Plan as of January 1, 2006, with an enhanced match in the 401(k) (maximum match of 4% of eligible pay). Employees who chose this option retain, by law, a frozen benefit in the Pension Plan as of December 31, 2005. Mr. Salliotte chose to begin participation in the Defined Contribution Plan. He has a frozen benefit under the Pension Plan as of December 31, 2005. The monthly accrued benefit for Mr. Salliotte under the Pension Plan upon retirement at age 65 will not change, although the present value of such benefit will change from year to year. The other NEOS are not Pension Plan participants and were never eligible for the Pension Plan.

2016 Grants of Plan-Based Awards

The following table provides information on plan-based awards for all NEOs for 2016.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($ per Share) (4)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Andrew K. Silvernail	02/19/2016	$0	$954,800	N/A	11,150	33,450	83,625	-	135,870	74.74	$6,227,007
Michael J. Yates	02/19/2016	0	200,750	401,500	612	1,835	4,588	-	7,445	74.74	$341,444
	08/31/2016							5,355	-	-	$500,371
Heath A. Mitts	02/19/2016	0	376,875	753,750	2,073	6,220	15,550	-	25,265	74.74	$1,157,908
Eric D. Ashleman	02/19/2016	0	386,250	N/A	2,298	6,895	17,238	-	27,990	74.74	$1,283,257
Denise R. Cade	02/19/2016	0	259,560	N/A	1,062	3,185	7,963	-	12,935	74.74	$592,877
Daniel J. Salliotte	02/19/2016	0	210,925	421,850	893	2,680	6,700	-	10,870	74.74	$498,614
	08/31/2016							2,680	-	-	$250,419

(1)	For Messrs. Silvernail and Ashleman and Ms. Cade, target amount reflects payment level under the Incentive Award Plan at 100%, 75% and 60% respectively, of base salary. The Incentive Award Plan has no individual maximum payment amount; however the Compensation Committee limits payout to 200% of target. See “Short-Term Incentives — Annual Bonus” under “COMPENSATION DISCUSSION AND ANALYSIS.” For Messrs. Yates, Mitts and Salliotte, the amounts reflect payment levels under the MICP based upon 2016 salary levels, applicable individual target bonus, and a Business Performance Factor of 0% for threshold, 100% for target and 200% for maximum. The amounts actually earned by the NEOs are reflected in the Non-Equity Incentive Plan Compensation column in the 2016 Summary Compensation Table.

(2)	Reflects the range of the number of shares of Common Stock that could be issued pertaining to the performance stock units awarded in 2016 under the Incentive Award Plan. The target number of performance stock units is used to determine the grant date fair value for this award.

(3)	Reflects the number of shares of restricted stock awarded in 2016 under the Incentive Award Plan.

(4)	Reflects closing price of the Company’s Common Stock on the grant date, which is the fair market value of the stock under the terms of the Incentive Award Plan.

(5)	Represents the grant date fair value of restricted stock awards, PSUs and stock options granted to each NEO in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of those awards, see note 13 “Share-Based Compensation” of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. For PSUs, the grant date fair value is based on the probable outcome of the related performance conditions which reflects the target level of performance. The grant date fair value of the PSUs granted in 2016 based on the maximum level of performance is as follows: Mr. Silvernail, $9,317,498; Mr. Yates, $511,195; Mr. Mitts, $1,732,581; Mr. Ashleman, $1,920,658; Ms. Cade, $887,237; and Mr. Salliotte, $746,514. All shares of restricted stock are eligible for dividend equivalent payments when paid on the Company’s Common Stock and, with respect to PSUs, cumulative dividend equivalents are paid based on actual number of shares delivered at the end of the performance period.

Narrative to 2016 Grants of Plan-Based Awards Table

Stock options awarded to the NEOs in 2016 had the following characteristics:

•	all are nonqualified stock options;

•	all have an exercise price equal to the closing price of the Company’s Common Stock on the grant date;

•	all vest annually in equal amounts over a four-year period based on the NEO’s continued service;

•	all vest upon retirement if retirement eligible (NEO is at least age 50, with a minimum of five years of service, and the NEO’s age plus years of service equals 70); and

•	all expire 10 years after the date of grant.

Performance stock units awarded to the NEOs in 2016 had the following characteristics:

•	all have a three-year performance period with vesting based on relative total shareholder return;

•	all shares vest upon retirement if the NEO is retirement eligible (NEO is at least age 50, with a minimum of five years of service, and the NEO’s age plus years of service equals 70); but are paid out only based on actual achievement of the Company against the relative TSR goal determined as if the last day of the year in which the individual retires is the last day of the performance period; and

•	cumulative dividend equivalents are paid based on actual number of shares delivered at the end of the performance period.

Restricted stock awards granted to Messrs.Yates and Salliotte in 2016 had the following characteristics:

•	all awards cliff-vest three years after the grant date based on the NEO’s continued service;

•	all shares vest upon retirement if the NEO is retirement eligible (NEO is at least age 50, with a minimum of five years of service, and the NEO’s age plus years of service equals 70);

•	all shares receive dividend equivalent payments in the same amount as dividends paid on the Company’s Common Stock at the time such dividends are paid; and

•	for Mr. Yates’ restricted stock grant, shares will vest if he is terminated by the Company without cause.

Outstanding Equity Awards at 2016 Fiscal Year End

The following table provides information on all performance stock unit, restricted stock and stock option awards held by the NEOs as of December 31, 2016.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (2)	Market Value of Shares of Stock that Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
Name	Exercisable (1)	Unexercisable (1)
Andrew K. Silvernail	71,520	-	42.86	02/21/2022	18,885	$1,700,783	99,077	$8,922,875
	54,393	18,132	50.45	02/15/2023
	40,560	40,560	72.73	02/13/2024
	21,446	64,339	78.43	02/20/2025
	-	135,870	74.74	02/19/2026
Michael J. Yates	8,947	-	31.77	03/02/2020	6,400	576,384	5,358	482,541
	10,533	-	31.77	03/02/2020
	12,740	-	40.89	02/22/2021
	21,230	-	40.89	02/22/2021
	13,410	-	42.86	02/21/2022
	4,665	1,555	50.45	02/15/2023
	2,317	2,318	72.73	02/13/2024
	1,141	3,424	78.43	02/20/2025
	-	7,445	74.74	02/19/2026
Eric D. Ashleman	5,058	1,687	50.45	02/15/2023	13,318	1,199,419	18,754	1,688,986
	8,250	8,250	72.73	02/13/2024
	3,646	10,939	78.43	02/20/2025
	-	17,700	77.61	07/15/2025
	-	27,990	74.74	02/19/2026
Denise R. Cade	2,091	6,274	76.79	10/26/2025	2,120	190,927	5,033	453,272
	-	12,935	74.74	02/19/2026
Daniel J. Salliotte	4,240	-	40.89	02/22/2021	3,700	333,222	6,642	598,178
	11,410	-	42.86	02/21/2022
	5,343	1,782	50.45	02/15/2023
	2,245	2,245	72.73	02/13/2024
	1,116	3,349	78.43	02/20/2025
	-	10,870	74.74	02/19/2026

(1)	All options expire on the 10th anniversary of the grant date. Except as provided in the following sentence, all options vest 25% per year on the anniversary of the grant date. Mr. Ashleman’s July 15, 2015 grant will vest 50% on July 15, 2018 and 50% on July 15, 2019. Except with respect to Mr. Silvernail’s stock option grants (as discussed in “Potential Payments upon Termination or Change in Control”), all stock options granted prior to 2015 will vest 100% upon a change in control. Stock options granted in 2015 and 2016 vest 100% upon a qualifying termination of employment following a change in control.
(2)	The following table sets forth grant and vesting information for the outstanding restricted stock awards for all NEOs. Except with respect to Mr. Silvernail’s restricted stock grants (as discussed in “Potential Payments upon Termination or Change in Control”), all shares granted prior to 2015 vest 100% upon a change in control of the Company. Shares granted in 2015 and 2016 vest 100% upon a qualifying termination of employment following a change in control.

	Grant Date	# Shares	Market Value Per Share at Grant ($)	Number of Shares of Stock that Have Not Vested	Market Value of Shares of Stock that Have Not Vested ($)	Vesting
Andrew K. Silvernail	02/13/2014	9,320	72.73	9,320	839,359	100% vest on 02/13/2017

	02/20/2015	9,565	78.43	9,565	861,424	100% vest on 02/20/2018
Michael J. Yates	02/13/2014	535	72.73	535	48,182	100% vest on 02/13/2017

	02/20/2015	510	78.43	510	45,931	100% vest on 02/20/2018

	08/31/2016	5,355	93.44	5,355	482,271	100% vest on 08/31/2019
Eric D. Ashleman	02/15/2013	9,915	50.45	4,958	446,517	100% vest on 02/15/2017

	02/13/2014	1,895	72.73	1,895	170,664	100% vest on 02/13/2017

	02/20/2015	1,630	78.43	1,630	146,798	100% vest on 02/20/2018

	07/15/2015	4,835	77.61	4,835	435,440	100% vest on 07/15/2018
Denise R. Cade	10/26/2015	2,120	76.79	2,120	190,927	100% vest on 10/26/2018
Daniel J. Salliotte	02/13/2014	520	72.73	520	46,831	100% vest on 02/13/2017

	02/20/2015	500	78.43	500	45,030	100% vest on 02/20/2018

	08/31/2016	2,680	93.44	2,680	241,361	100% vest on 08/31/2019

(3)	Determined based upon the closing price of the Company’s Common Stock on December 31, 2016 of $90.06.
(4)	Represents the number and value of outstanding PSU grants based on performance as of December 31, 2016 as set forth in the following table. Actual number of shares delivered upon vesting will be based on performance through December 31, 2017 for the 2015 PSU grant and performance through December 31, 2018 for the 2016 PSU grant.

	Grant Date	Number of PSUs	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Vesting
Andrew K. Silvernail	02/20/2015	31,880	4,163,114	Award vests on 12/31/2017

	02/19/2016	33,450	4,759,761	Award vests on 12/31/2018
Michael J. Yates	02/20/2015	1,695	221,367	Award vests on 12/31/2017

	02/19/2016	1,835	261,174	Award vests on 12/31/2018
Eric D. Ashleman	02/20/2015	5,420	707,782	Award vests on 12/31/2017

	02/19/2016	6,895	981,204	Award vests on 12/31/2018
Denise R. Cade	02/19/2016	3,185	453,272	Award vests on 12/31/2018
Daniel J. Salliotte	02/20/2015	1,660	216,774	Award vests on 12/31/2017

	02/19/2016	2,680	381,404	Award vests on 12/31/2018

2016 Option Exercises and Stock Vested

The following table provides information on stock option exercises and stock vesting for all NEOs in 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (1)	Number of Shares Acquired on Vesting	Value Realized Upon Vesting (2)
Andrew K. Silvernail	-	$-	62,293	$5,271,466
Michael J. Yates	8,000	508,771	4,093	339,519
Heath A. Mitts	98,816	4,026,666	4,560	327,226
Eric D. Ashleman	15,650	638,583	15,594	1,282,115
Denise R. Cade	-	-	-	-
Daniel J. Salliotte	4,000	165,594	4,246	349,089

(1)	Calculated based on the difference between the closing price of the Company’s Common Stock on the date of exercise and the exercise price.

(2)	Calculated based on the closing price of the Company’s Common Stock on the vesting date or, if the vesting occurred on a day the NYSE was closed for trading, the previous trading day. For shares vesting on February 15, 2016 with a Friday, February 12, 2016 closing price of $71.76, Mr. Silvernail had 18,505 shares vest, Mr. Yates had 1,590 shares vest, Mr. Mitts had 4,560 shares vest, Mr. Ashleman had 6,682 shares vest and Mr. Salliotte had 1,820 shares vest. For 2014 performance stock units vesting on December 31, 2016 after the end of the three-year performance period with a closing price of $90.06 and a multiplier of 141% due to IDEX’s 3-year relative TSR performance at the 58th percentile as compared to companies in the S&P Midcap 400 Industrials Index, Mr. Silvernail had 43,788 shares vest, Mr. Yates had 2,503 shares vest, Mr. Ashleman had 8,912 shares vest and Mr. Salliotte had 2,426 shares vest.

Pension Benefits at 2016 Fiscal Year End

The following table provides information related to the potential pension benefits payable to each NEO determined as described in the footnotes below.

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefits (2)
Andrew K. Silvernail	Pension Plan	N/A	N/A
Michael J. Yates	Pension Plan	N/A	N/A
Heath A. Mitts	Pension Plan	N/A	N/A
Eric D. Ashleman	Pension Plan	N/A	N/A
Denise R. Cade	Pension Plan	N/A	N/A
Daniel J. Salliotte	Pension Plan	1.17	$37,566

(1)	Credited service is determined under the Pension Plan as of December 31, 2016.

(2)

The present value of accumulated benefits as of December 31, 2016 is determined using an assumed retirement age of 65 and an assumed 100% lump-sum payment. For valuing lump sums, interest and mortality assumptions are as required by the Pension Protection Act of 2009 (PPA) for funding valuations.

The interest and mortality assumptions are the PPA-required three-segment interest rates (for December 31, 2016, interest rates of 1.79% for payments in the first five years, 3.80% for payments in the 6th through 20th years, and 4.71% for payments beyond 20 years), and combined mortality as required by the PPA. The discount rate used for determining present value was 3.92%.

Narrative to Pension Benefits at 2016 Fiscal Year End Table

The Pension Plan is an on-going tax-qualified “career average” retirement plan that provides a level of benefit based on a participant’s compensation for a year with periodic updates to average compensation over a fixed five-year period. Under the Pension Plan, participants are entitled to receive an annual benefit on retirement equal to the sum of the benefit earned through 1995 using the five-year average compensation of a participant through 1995, plus the benefit earned under the then current formula for each year of employment after 1995. For each year of participation through 1995, a participant earned a benefit equal to 1.25% of the first $16,800 of such average compensation through 1995, and 1.65% of such compensation in excess of $16,800.

Beginning January 1, 1996, the benefit earned equals the sum of 1.6% of the first $16,800 of each year’s total compensation, and 2.0% for such compensation in excess of $16,800, for each full year of service credited after 1995. As required by law, compensation counted for purposes of determining this benefit is limited.

The normal form of retirement benefit is payable in the form of a life annuity with five years of payments guaranteed. Other optional forms of payment are available.

Only Mr. Salliotte has accrued benefits under the Pension Plan. None of the other NEOs have accrued any benefits under the Pension Plan in 2016.

Nonqualified Deferred Compensation at 2016 Fiscal Year End

The Supplemental Executive Retirement and Deferred Compensation Plan (SERP) is an unfunded, nonqualified plan designed to provide supplemental executive retirement benefits. The following table provides information related to the benefits payable to each NEO under the defined contribution portion of the SERP, which is the Company’s only defined contribution nonqualified deferred compensation plan:

Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End (3)
Andrew K. Silvernail	$-	$134,663	$109,152	$3,165	$1,166,760
Michael J. Yates	-	30,280	8,311	712	294,795
Heath A. Mitts	-	41,922	14,344	-	501,816
Eric D. Ashleman	-	55,214	26,465	1,298	355,381
Denise R. Cade	-	37,087	1,316	-	36,202
Daniel J. Salliotte	-	26,711	21,072	628	308,835

(1)	None of the NEOs contributed to the SERP in 2016.
(2)	Amounts are reflected in “All Other Compensation” column of the Summary Compensation Table.
(3)	The following amounts have been previously reported as “All Other Compensation” in the Summary Compensation Table for prior years: Mr. Silvernail — $795,949; Mr. Mitts — $337,886; and Mr. Ashleman — $119,629.

Narrative to Nonqualified Deferred Compensation at 2016 Fiscal Year End Table

Supplemental Executive Retirement and Deferred Compensation Plan

Eligible employees may defer until a future date payment of all or any portion of their annual salary or bonus under the defined contribution portion of the SERP. Deferral elections may be made annually. These amounts are fully vested. The Company also contributes to an eligible employee’s account additional amounts, as described below, that are fully vested after the employee has completed three years of service.

The Company contributes an amount equal to 4% of the eligible employee’s compensation up to the IRS limit on compensation reduced by the amount of any Company matching contribution that is made to the 401(k) Plan. Additionally, the Company makes annual contributions to the accounts of eligible employees who are not actively accruing benefits under the Pension Plan. The contribution is based on the employee’s compensation above the IRS limit on compensation in the Defined Contribution Plan, and is determined based on the following table:

Sum of Participant’s Age Plus Years of Service	Contribution Percentage
Less than 40	7.5
40 but less than 55	8.0
55 but less than 70	8.5
70 or more	9.0

Certain eligible employees designated by the Compensation Committee including the NEOs also will receive an additional contribution equal to 2% of the employee’s compensation.

Deferred Compensation Account

All amounts deferred are recorded in a memorandum account for each employee and are credited or debited with earnings or losses as if such amounts had been invested in either an interest-bearing account or receive an investment return as if the funds were invested in certain mutual funds, as selected by the employee. The deferred compensation credited to the interest-bearing account is adjusted on at least a quarterly basis with hypothetical earnings equal to the lesser of the Barclays Capital Long Term Bond AAA — Corporate Bond Index as of the first business day in November of the calendar year preceding the year for which the earnings are to be credited or 120% of the long-term applicable Federal rate as of the first business day in November. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets.

The deferred compensation account amounts are payable upon separation of service within the meaning of Internal Revenue Code Section 409A; however, no benefits are payable prior to the date that is six months after the date of separation of service, or the date of death of the employee, if earlier. Account balances will be paid either in a single lump sum or in up to ten substantially equal annual installments, as elected by the employee at the time they first become eligible for the Deferred Compensation Plan.

Prior to separation from service, amounts may be paid only on the occurrence of an unforeseeable emergency, within the meaning of Internal Revenue Code Section 409A. On the happening of a change in control event within the meaning of Internal Revenue Code Section 409A, all amounts become vested and are distributed at that time in a single lump-sum payment.

Potential Payments upon Termination or Change in Control

Mr. Silvernail

The Company entered into an employment agreement with Mr. Silvernail on February 19, 2016, effective as of November 8, 2015. The employment agreement provides for a term of approximately three years (expiring February 28, 2019) and is substantially similar to Mr. Silvernail’s prior employment agreement. If Mr. Silvernail’s employment is terminated by the Company other than for “cause” and not in connection with a “change in control” (each as defined in the employment agreement), then, subject to his execution and non-revocation of a general release of claims and his continued compliance with applicable restrictive covenants, he will receive (i) continuing salary payments and health benefits for 24 months following termination, (ii) a pro rata portion of his annual bonus for the year in which his termination occurs (based on the portion of the year he was employed), (iii) a payment equal to 200% of his base salary payable over 24 months commencing approximately 60 days after his termination, (iv) fully accelerated vesting and immediate exercisability of all unvested time-based equity awards (the “time-based acceleration”), and (v) vesting of all unvested performance-based equity awards on the December 31 next following his termination of employment with respect to that number of shares of the Company’s Common Stock (or performance units or dividend equivalents, as applicable) based on the performance level achieved with respect to the performance goal(s) under each such award from the beginning date of the performance period applicable thereto through such December 31 (the “performance-based acceleration”).

If Mr. Silvernail’s employment is terminated due to his disability or death, he or his estate, as applicable, will receive a pro rata portion of his annual bonus for the year in which his termination occurs (based on the portion of the year he was employed), time-based acceleration and performance-based acceleration.

If Mr. Silvernail’s employment is terminated by the Company without cause or by him for “good reason” (as defined in the employment agreement), in either case, in contemplation of or within the 24 month period following a change in control, then, subject to his execution and non-revocation of a general release of claims and his continued compliance with applicable restrictive covenants, he will receive (i) continuing salary payments and health benefits for 36 months following termination, (ii) a pro rata portion of his annual bonus for the year in which his termination occurs (based on the portion of the year he was employed), (iii) a payment equal to 300% of his base salary, payable over 36 months commencing approximately 60 days after his termination, (iv) time-based acceleration and (v) in lieu of performance-based acceleration, a cash payment in respect of all performance-based equity awards with respect to which he has not yet received payment, based on the performance level achieved with respect to the performance goal(s) under each such award from the beginning date of the performance period applicable thereto through such change in control, with such cash payment adjusted to reflect hypothetical earnings (equal to the lesser of the Barclays Long Aaa US Corporate Index or 120% of the applicable federal long-term rate, in each case, determined as of the first business day of November of the calendar year preceding the change in control and compounded) for the period between such change in control and the date of payment.

In addition, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Silvernail than receiving the full amount of such payments.

The employment agreement contains confidentiality covenants by Mr. Silvernail which apply indefinitely and non-competition and employee and business non-solicitation covenants by Mr. Silvernail which apply during the term of his employment and for a two-year period thereafter.

Messrs. Yates, Ashleman and Salliotte and Ms. Cade

The Company has entered into letter agreements with Messrs. Yates, Ashleman and Salliotte and Ms. Cade providing for (a) severance pay in an amount equal to two times the sum of the executive’s annual base salary and target MICP bonus in the event of an involuntary termination within two years following a change in control, payable over the 24 month period following termination and (b) severance pay in an amount equal to the sum of one year (or up to one year, in the case of Mr. Ashleman and Ms. Cade) of salary and target MICP bonus in the event of an involuntary termination without cause other than in connection with a change in control, in exchange for a signed release.

Equity Awards

Occurrence of a Change in Control for Awards Granted Prior to February 20, 2015

For awards granted prior to February 20, 2015, the Incentive Award Plan provides that if a change in control occurs, then immediately prior to such change in control, all awards will become fully exercisable and all forfeiture restrictions on such awards will lapse.

Occurrence of a Change in Control for Awards Granted On or After February 20, 2015

For awards granted on or after February 20, 2015, the Incentive Award Plan provides that if a change in control occurs, then each outstanding award will continue in effect, or be assumed or an equivalent award substituted by the Company’s successor; provided, that if the grantee incurs a termination of service without cause or for good reason (each as defined in the Incentive Award Plan) within 24 months following such change in control, the awards will become fully exercisable and all forfeiture restrictions will lapse. If an outstanding award is not assumed or substituted upon a change in control or if, following a change in control, neither the Company nor its successor has equity securities that are readily tradable on a regulated securities exchange, then the awards will vest in full.

2015 and 2016 PSU Grants

Notwithstanding the foregoing, the award agreements for PSUs granted in 2015 and 2016 provide that if a change in control occurs, the grantee will receive a cash payment in respect of such PSUs valued based on the actual level of achievement of the performance goals against target measured as of the date of the change in control, including dividend equivalents earned up to the change in control, with such value adjusted to the date of payment to reflect hypothetical earnings (equal to the lesser of the Barclays Long Aaa U.S. Corporate Index or 120% of the applicable federal long-term rate, in each case, determined as of the first business day of November of the calendar year preceding the change in control and compounded) for the period between such change in control and the date of payment. The cash payment will be paid as soon as practicable following the earliest to occur of the following events: (i) if, as of the time of the change in control, the grantee is eligible for retirement, as of the date of the change in control, (ii) as of the date the grantee first becomes eligible for retirement following the change in control if that date occurs prior to the end of the performance period, (iii) if the grantee’s service is terminated by the Company without cause or by the grantee for good reason and the date of termination occurs (or the event giving rise to good reason occurs), in each case, within 24 months following the change in control, on the date of such termination, (iv) if the grantee remains employed through the end of the applicable performance period, as of the end of the applicable performance period, or (v) if the grantee’s employment is terminated due to death or disability prior to the end of the performance period, as of the date of death or disability.

Termination due to Death, Disability or Retirement

The award agreements for stock options and restricted stock awards provide that if the grantee’s service is terminated by reason of death, disability or retirement, the award will become fully vested and exercisable. The award agreements for the 2015 and 2016 PSU grants provide that if the grantee’s service is terminated by reason of death, disability or retirement, the PSUs and any dividend equivalents thereon will become fully vested and earned based on the actual level of achievement of the performance goals against target measured through the December 31 following the date of termination.

SERP

Pursuant to the SERP, if a change in control occurs then not later than the closing date for the change in control event the amount credited to each participant’s deferred compensation account shall be distributed in one lump sum in cash and/or Common Stock.

Quantification of Termination Payments and Benefits — Mr. Mitts

Mr. Mitts resigned from the Company effective September 9, 2016. Mr. Mitts exercised his vested stock options per the terms of those awards, and did not receive any termination payments or benefits or any other special payments connected to his resignation.

Quantification of Termination Payments and Benefits — Change in Control

The following tables set forth the amount each NEO would receive upon a change in control or, in the event of a termination of employment, as severance or as a result of accelerated vesting if his or her employment was terminated without cause or for good reason, or for disability or death (in the case of Mr. Silvernail), in connection with or absent a change in control, using the following assumptions:

•	change in control and/or termination of employment on December 31, 2016;

•	accelerated vesting of options and restricted stock, and exercise of all accelerated vested options based on the closing market price of $90.06 per share of the Company’s Common Stock on December 31, 2016;

•	accelerated vesting of PSUs and payment of cumulative dividend equivalents as valued based on performance as of December 31, 2016; and

•	accelerated vesting of benefits under the SERP, paid in a lump sum.

Change in Control and Termination Payments and Benefits for Andrew K. Silvernail

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination	Disability or Death	Change in Control	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control
Cash Severance (incl. Incentives)	$3,819,200	$-	$-	$5,728,800
Unvested Restricted Stock	1,700,783	1,700,783	-	1,700,783
Unvested Options	4,250,904	4,250,904	-	4,250,904
Unvested Performance Shares	9,114,940	9,114,940	-	9,114,940
SERP	1,166,760	1,166,760	1,166,760	1,166,760
Health and Welfare Benefits	40,098	-	-	60,147
Tax Cut Back	-	-	-	(3,825,244)
Total	$20,092,685	$16,233,387	$1,166,760	$18,197,090

Change in Control and Termination Payments and Benefits for Michael J. Yates

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination	Disability or Death	Change in Control	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control
Cash Severance (incl. Incentives)	$565,750	$-	$-	$1,131,500
Unvested Restricted Stock	482,271	576,384	48,182	576,384
Unvested Options	-	255,643	101,764	255,643
Unvested Performance Shares	-	492,876	-	492,876
SERP	294,795	294,795	294,795	294,795
Total	$1,342,816	$1,619,698	$444,741	$2,751,198

Change in Control and Termination Payments and Benefits for Eric D. Ashleman

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination	Disability or Death	Change in Control	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control
Cash Severance (incl. Incentives)	$901,250	$-	$-	$1,802,500
Unvested Restricted Stock	-	1,199,419	617,181	1,199,419
Unvested Options	-	986,187	209,795	986,187
Unvested Performance Shares	-	1,724,236	-	1,724,236
SERP	355,381	355,381	355,381	355,381
Total	$1,256,631	$4,265,223	$1,182,357	$6,067,723

Change in Control and Termination Payments and Benefits for Denise R. Cade

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination	Disability or Death	Change in Control	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control
Cash Severance (incl. Incentives)	$692,160	$-	$-	$1,384,320
Unvested Restricted Stock	-	190,927	-	190,927
Unvested Options	-	281,420	-	281,420
Unvested Performance Shares	-	460,117	-	460,117
SERP	-	36,202	36,202	36,202
Total	$692,160	$968,666	$36,202	$2,352,986

Change in Control and Termination Payments and Benefits for Daniel J. Salliotte

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination	Disability or Death	Change in Control	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control
Cash Severance (incl. Incentives)	$535,425	$-	$-	$1,070,850
Unvested Restricted Stock	-	333,222	46,831	333,222
Unvested Options	-	314,968	109,491	314,968
Unvested Performance Shares	-	610,196	-	610,196
SERP	308,835	308,835	308,835	308,835
Total	$844,260	$1,567,221	$465,157	$2,638,071

Events After End of Fiscal Year

On December 30, 2016, the Company appointed William K. Grogan to serve as the Company’s Senior Vice President and Chief Financial Officer, effective January 1, 2017. The Company entered into an offer letter with Mr. Grogan on December 30, 2016 in connection with his promotion to Chief Financial Officer, as described in the Company’s Current Report on Form 8-K filed on January 4, 2017. Mr. Grogan succeeded Mr. Yates, who had been serving as the Company’s interim Chief Financial Officer and Vice President and Chief Accounting Officer through December 31, 2016. Mr. Yates has continued in his role as Vice President and Chief Accounting Officer.

Our Board of Directors recommends that you vote FOR the approval of the Company’s executive compensation

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are soliciting a non-binding advisory vote (say-on-pay) on the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis section, the compensation tables, and the accompanying narrative disclosure set forth in this Proxy Statement, as required under Section 14A of the Securities Exchange Act of 1934, as amended.

The Company maintains a balanced approach to executive compensation with a mix of both cash and non-cash awards and short and long-term incentives, with total direct compensation targeted within a range that includes market median for comparable positions at comparable companies. Where an individual executive’s target compensation is positioned within the competitive range is based on the individual factors listed in the Compensation Discussion and Analysis. Actual compensation in any given year should and does vary from target based on Company and individual performance. In this way, the Company motivates and rewards both vital short-term performance and long-term value creation. The Board of Directors strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this Proxy Statement.

Because the vote is advisory, it will not be binding on the Company. However, the Compensation Committee will consider the outcome of the vote in determining future compensation policies and decisions.

Our Board of Directors recommends that you vote FOR the approval to conduct an advisory vote on executive compensation every year

PROPOSAL 3 — ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON

EXECUTIVE COMPENSATION

As required under Section 14A of the Securities Exchange Act of 1934, as amended, we are also soliciting a non-binding advisory vote on whether the say-on-pay vote should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter.

The Company implemented annual say-on-pay voting following the preference expressed by stockholders in 2011, and the Board has determined that annual say-on-pay voting continues to be the best approach for the Company. Annual say-on-pay voting provides the Company with direct and timely stockholder input regarding our executive compensation practices, which are disclosed annually. Notwithstanding the Board’s recommendation, the Board may in the future determine that less frequent say-on-pay voting is more appropriate for the Company based on the relevant considerations at the time.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement is:

•	Choice 1 — every year;

•	Choice 2 — every two years;

•	Choice 3 — every three years; or

•	Choice 4 — abstain from voting.

This advisory vote on the frequency of the say-on-pay vote is not binding on the Company. However, the Board of Directors will take into account the result of the vote when determining the frequency of future say-on-pay votes.

Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Stockholders may choose among the four choices included in the resolution set forth above.

AUDIT COMMITTEE REPORT

For the year ended December 31, 2016, the Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The Committee discussed with Deloitte & Touche LLP the matters required to be discussed by the Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board in PCAOB Release No. 2012-004 and approved by the SEC in Release No. 34-68453, and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

The Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, discussed with the auditors their independence, and satisfied itself as to the auditors’ independence.

Based on the above reviews and discussions, the Audit Committee recommends to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filings, nor will this report be incorporated by reference into any future filings made by the Company under those statutes.

Ernest J. Mrozek, Chairman

Mark A. Buthman

William M. Cook

Gregory F. Milzcik

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees billed to the Company for each of the last two fiscal years for professional services rendered by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities), are set forth in the table below. All such fees were pre-approved by the Audit Committee in accordance with the pre-approval policy discussed below.

	2016	2015
Audit fees(1)	$3,131,000	$2,953,000
Audit-related fees(2)	-	-
Tax fees(3)	1,068,000	775,000
All other fees(4)	-	-
Total	$4,199,000	$3,728,000

(1)	Audit fees represent the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports, and services in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under audit fees.

(3)	Tax fees represent the aggregate fees billed for professional services for tax compliance, tax advice and tax planning.

(4)	All other fees represent the aggregate fees billed for products and services that are not included in the audit fees, audit-related fees, and tax fees. The Audit Committee has determined that the provision of these services is not incompatible with maintaining the Deloitte Entities’ independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires the pre-approval of audit and non-audit services rendered by the Deloitte Entities. For audit services, the accounting firm provides the Audit Committee with an audit services plan during the second quarter of each fiscal year outlining the scope of the audit services proposed to be performed for the fiscal year and the associated fees. This audit services plan must be formally accepted by the Audit Committee.

For non-audit services, management submits to the Audit Committee for approval during the second quarter of each fiscal year and from time-to-time during the fiscal year a list of non-audit services that it recommends the Audit Committee engage the accounting firm to provide for the current year, along with the associated fees. Company management and the accounting firm each confirm to the Audit Committee that any non-audit service on the list is permissible under all applicable legal requirements.

The Audit Committee approves both the list of permissible non-audit services and the budget for such services. The Audit Committee delegates to its Chairman the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman reports any such actions taken to the Audit Committee at a subsequent Committee meeting.

Our Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP

PROPOSAL 4 — APPROVAL OF AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2017. Representatives of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Although the rules of the U.S. Securities and Exchange Commission and the corporate governance listing standards of the New York Stock Exchange require that the Audit Committee be directly responsible for selecting and retaining the independent registered public accounting firm, we are providing shareholders with the opportunity to express their views on this issue. While this vote cannot be binding, if the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will take the vote into account in making future appointments.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of the forms it received, or written representations from reporting persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% stockholders were met during the year ended December 31, 2016.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR 2018 ANNUAL MEETING

A stockholder desiring to submit a proposal for inclusion in the Company’s Proxy Statement for the 2018 Annual Meeting must deliver the proposal so that it is received by the Company no later than November 16, 2017. The Company requests that all such proposals be addressed to Denise R. Cade, Senior Vice President, General Counsel and Corporate Secretary, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045, and mailed by certified mail, return receipt requested.

In addition, the Company’s Bylaws require that any stockholder desiring to nominate a director for election or propose other business for consideration at the 2018 Annual Meeting must provide written notice. Such notice must contain the information required by the Bylaws and must be received by the Corporate Secretary not less than 90 nor more than 120 days before the first anniversary of the preceding year’s annual meeting of stockholders. To be timely for the 2018 Annual Meeting, any such notice must be received by the Corporate Secretary, at the address above, on any date beginning on December 27, 2017 and ending on January  26, 2018.

OTHER BUSINESS

The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on those matters.

By Order of the Board of Directors,

DENISE R. CADE

Senior Vice President, General Counsel

and Corporate Secretary

March 17, 2017

Lake Forest, Illinois

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained by stockholders without charge by sending a written request to Chief Financial Officer, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045.

IDEX CORPORATION 1925 W. FIELD CT, SUITE 200 LAKE FOREST, IL 60045

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E21290-P85113                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 4 AND ONE YEAR ON PROPOSAL 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.

1.	To elect two directors each for a term of three years
	Nominees:		☐	☐	☐
	01)	ANDREW K. SILVERNAIL
	02)	KATRINA L. HELMKAMP

Vote on Proposals			For	Against	Abstain

2.	Advisory vote to approve named executive officer compensation.		☐	☐	☐

		1 Year	2 Years	3 Years	Abstain

3.	Advisory vote to approve the frequency (whether annual, biennial or triennial) with which stockholders of IDEX shall be entitled to have an advisory vote to approve named executive officer compensation.	☐	☐	☐	☐

			For	Against	Abstain

4.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm for 2017.		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signed as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

IDEX CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 26, 2017

The Annual Meeting of Stockholders of IDEX Corporation (the “Company”) will be held on Wednesday, April 26, 2017, at 9:00 a.m., Central Time, at the Westin Chicago North Shore, 601 North Milwaukee Avenue, Wheeling, Illinois 60090, for the purposes listed on the reverse side.

The Board of Directors fixed the close of business on March 1, 2017, as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting. You may obtain directions to the location of the Annual Meeting by visiting our website at www.idexcorp.com.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure these shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting

The Proxy Statement and 2016 Annual Report of IDEX Corporation are available at:

http://phx.corporate-ir.net/phoenix.zhtml?c=83305&p=irol-reportsAnnual

Proxy card must be signed and dated on the reverse side.

ê     Please fold and detach card at perforation before mailing.     ê

E21291-P85113

IDEX CORPORATION 1925 West Field Court, Suite 200 Lake Forest, Illinois 60045-4824 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William M. Cook, Eric D. Ashleman and Denise R. Cade, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of IDEX Corporation held of record by the undersigned on March 1, 2017, at the Annual Meeting of Stockholders to be held on April 26, 2017, at 9:00 a.m. Central Time, at the Westin Chicago North Shore, 601 North Milwaukee Avenue, Wheeling, Illinois 60090, or at any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

V.1.1